      As filed with the Securities and Exchange Commission on February 14, 2003
                                                     Registration No. 333-82746


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                SURGILIGHT, INC.
                                ----------------

             (Exact Name of Registrant as Specified in its Charter)


            Florida                          3845                            35-1990562
(State or Other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer Identification Number)
Incorporation or Organization)   Classification Code Number)

                         12001 Science Drive, Suite 140
                             Orlando, Florida 32826
                                 (407) 482-4555
                                  -------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                      Timothy Shea, Chief Operating Officer
                                SurgiLight, Inc.
                         12001 Science Drive, Suite 140
                             Orlando, Florida 32826
                                 (407) 482-4555
                                 --------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                               J. Bennett Grocock
                             The Business Law Group
                          455 S Orange Ave., Suite 500
                             Orlando, Florida 32801

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
 Title of Each Class of         Amount            Proposed Maximum      Proposed Maximum Aggregate         Amount of
    Securities to be             to be           Offering Price Per         Offering Price(1)           Registration Fee
       Registered             Registered                Share


      Common stock         3,472,222 shares            $0.3                    $1,041,666                    $100

         $0.0001



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the closing prices of the Registrant's common stock on February 13, 2003.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated February 14, 2003


                                   Prospectus

                                SurgiLight, Inc.


                        3,472,222 Shares of Common Stock

         The 3,472,222 shares of common stock of SurgiLight, Inc. covered by this prospectus are being offered and sold from time to time by Judy L. and Richard B. Anderson, Debra L. Herman, J. Kevin Belville, and Rick and Dionne Lewis, upon exercise of common stock or exercise of warrants issued to each of them as further described in this prospectus (see Financing Transactions beginning on page 14).

         Each of Judy L. and Richard B. Anderson, Debra L. Herman, J. Kevin Belville, and Rick and Dionne Lewis may resell those shares pursuant to this prospectus.

         We are obligated to register a total of 3,472,222 shares of common stock in the name of these investors pursuant to the terms of the private offering subscription agreement so that there are sufficient number of registered shares in the event that any of these investors choose to sell all or part of the common stock.


         The investors are underwriters within the meaning of the Securities Act of 1933, as amended, in connection with their sales.


         Our common stock is traded on the over-the-counter bulletin board operated by the National Association of Securities Dealers, Inc. (OTCBB) under the symbol SRGL. The last reported sales price for our common stock on February 13, 2003 was $0.32 per share.


         The Securities Offered Hereby Involve a High Degree of Risk. See Risk Factors Beginning on Page 4.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                                TABLE OF CONTENTS


Prospectus  Summary   . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

Risk  Factors     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

The  Financing  Transaction  . . . . . . . . . . . . . . . . . . . . . . . .   9

Selling  Stockholder   . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Plan  of  Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Legal  Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Directors,  Executive  Officers, Promoters and Control Persons . . . . . . .  12

Security  Ownership  of  Certain  Beneficial  Owners and Management. . . . .  18

Description  of  Securities. . . . . . . . . . . . . . . . . . . . . . . . .  19

Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Disclosure of Commission Position
on Indemnification For Securities Act Liabilities  . . . . . . . . . . . . .  21

Description  of  Business  . . . . . . . . . . . . . . . . . . . . . . . . .  21

Plan  of  Operations/Management's Discussion and Analysis  . . . . . . . . .  28

Certain  Relationships  and  Related  Transactions   . . . . . . . . . . . .  30

Market  for  Common  Equity  and  Related  Stockholder Matters . . . . . . .  31

Changes  in  Accountants   . . . . . . . . . . . . . . . . . . . . . . . . .  31

Additional  Information    . . . . . . . . . . . . . . . . . . . . . . . . .  31

Financial  Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                               PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed under Risk Factors, and our financial statements and the accompanying notes.

                                SurgiLight, Inc.
Business
--------

We are a Florida corporation formed in July 1996. Our principal offices are located at 12001 Science Drive, Suite 140, Orlando, Florida 32826. We have a website for laser centers and medical products at www.surgilight.com.

Our target market is refractive surgery, particularly for correction of presbyopia, one of the last frontiers of ophthalmology. We believe our new method of laser presbyopia reversal (LAPR) using a laser for surgical correction, is less complicated, more stable, and may provide less regression than mechanical, non-laser methods. We own 16 patents, along with 17 pending patent applications pertaining to presbyopia reversal. We have also submitted two Patent Corporation Treaties for international patents.

One of our products, OptiVision (formerly the IR-3000), has been approved by the United States Food and Drug Administration (the FDA) for certain ophthalmic procedures and CE marked for international sales. In addition, we obtained 510k clearance from the FDA to market our EX-308 laser for the treatment of psoriasis. We also filed with the FDA a 510k application for the treatment of vitiligo using the EX-308.

Our strategy is to earn recurring revenues from our laser centers while developing presbyopia applications and conducting clinical trials.


Private Placement Financing

The Company sold 1,736,111 units (the "Units") of the Company's securities for a total of Five Hundred Thousand Dollars ($500,000) (the "Offering").

Each of the Units consists of one share of common stock, par value $0.0001 per share (the "Shares") and one warrant (the "Warrants") to purchase one share of common stock. The purchase price for each Unit is $0.288.

The Warrants are exercisable at any time after the date of issue, and no later than five (5) years from the date of issue. Each Warrant will entitle the holder to purchase one share of common stock at an exercise price of $0.42 per share.

The Company intends to use the proceeds from this offering for research and development, performance of clinical trials, and for general working capital purposes.

The Company agreed, as soon as practicable but no later than February 18, 2003, to file with the US Securities and Exchange Commission a registration statement pertaining to the Shares and the shares of common stock underlying the Warrants. The Company makes no representation or warranty about whether the SEC will ever declare such registration statement effective, or if is does declare it effective, when the effective date will be.

If such registration statement does not become effective within seven months of the receipt of subscription funds, the Company agreed to (i) issue to the holder of each Unit an additional warrant exercisable for five (5) years from the date of issue, entitling the holder to purchase one share of common stock at a price of $0.65 per share and (ii) register such warrants in the Company's registration statement immediately following the issuance thereof, but no later than a year from such issuance.

                                  RISK FACTORS

Lack Of Liquidity
-----------------

If we are unable to obtain additional funds from other financings we may have to significantly curtail the scope of our operations and alter our business model. Our future capital requirements will depend on many factors, including progress of research and development activities, the scope and results of pre-clinical studies and pre-clinical trials, the cost and timing of regulatory approvals, establishment of manufacturing capacity, the outcome of litigation and the establishment of the marketing and sales organizations and other relationships, acquisitions or divestitures which may either involve cash infusions to us or require additional cash from us. We are seeking additional sources of financing, which may include short- term debt, long- term debt or equity. However there is no assurance that we will be successful in raising additional capital. If additional financing is not available when required or is not available on acceptable terms, than we may be unable to continue our operations at current levels.

Our ability to meet our working capital needs will be dependent on our ability to sign additional distribution and licensing arrangements, achieve a positive cash flow from operations, and achieve and sustain profitable operations. Failure to raise additional financing or achieve profitable operations may result in our inability to successfully promote our brand name, develop or enhance our medical eye laser technology or other services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial condition and results of operations.


While the Company has produced several quarters of positive cash flow, the cash generated has been used to repay portions of its substantial indebtedness, leaving few funds available to expand its clinical trials or sales and marketing efforts.

During the third quarter of 2002, the Company experienced a normal slowing of sales resulting from the foreign, particularly European, slowdown in business due to lengthy vacations. In addition, the Company, due to litigation with AMSLI, has been unable to utilize the existing AMSLI cash assets to fund current operations. The result of these two events has created very tight cash flow for the Company. The Company believes that sales will recover during the 2003 year, and that the AMSLI litigation will be decided over the short-term resulting in the Company's ability to utilize some or all of those assets.


Dilution
--------

The issuance of shares to Investors upon conversion of the Company's convertible debentures may cause significant dilution to our stockholders and, together with guidance we issue to analysts and the financial community, may have an adverse impact on the market price of our common stock.

The resale by Investors of the common stock that it acquires from conversion of the Debentures will increase the number of our publicly traded shares, which could depress the market price of our common stock.

However, Investors are limited as to the amount of shares it may sell to not more than fifteen percent (15%) of our common stock's previous days trading volume. The conversion rate at which shares of our common stock may be issuable to Investors upon a conversion of the Debentures will be the an amount equal to the average of the closing bid prices for the 10 day period immediately preceding a conversion date by Investors. If Investors choose to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares to Investors may therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

In October 2000, the Company acquired the inventory and technology of a corporation known as Premier Laser Systems for the purchase price of $3,745,000. Subsequent to September 30, 2001, the Company agreed to acquire additional inventory for $1,700,000 consisting of $350,000 in cash and $1,350,000 in the Company's common stock. At such time that we complete this acquisition and issue shares of our common stock, existing stockholders could suffer substantial dilution.

The issuance of further shares upon conversion of the indebtedness represented by the Debentures will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent the price per share you pay for the common stock is greater than the pro forma net tangible book value per share of our common stock at the time of sale. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. The net tangible book value of our common stock as of December 31, 2002 was $3,008,572, or approximately $0.1 per share based on unaudited financial statements.

Currently, there are approximately 200,000 stock options and 200,000 warrants outstanding with respect to our common stock. Furthermore, we may issue additional options for up to 3,000,000 million shares of common stock pursuant to the 2002 Stock Option Plan, and we can also issue additional warrants and grant additional stock options to our employees, officers, directors and consultants, all of which may further dilute our net tangible book value.

Our Common Stock Has Experienced In The Past, And Is Expected To Experience In
------------------------------------------------------------------------------
The Future, Significant Price And Volume Volatility, Which Substantially
------------------------------------------------------------------------
Increases The Risk Of Loss To Persons Owning Our Common Stock
-------------------------------------------------------------


Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. Through the twelve months ended December 31, 2001, our stock price ranged from a high of $4.00 to a low of $0.20 per share. Through the twelve months ended December 31, 2002, our stock price ranged from a high of $0.37 to a low of $0.13 per share. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.


We Are Unprofitable To Date
---------------------------

You might not receive a return on your investment. There is no assurance that a shareholder will realize a return on his investment or that he will not lose his entire investment. We cannot be certain that we will be able to regain or sustain profitability or positive operating cash flow. Prospective investors should read this memorandum and all exhibits carefully and should consult with their own attorney or business advisor prior to making any investment decision concerning the units.

Patent Infringement Allegations May Impair Our Ability To Manufacture And Market
--------------------------------------------------------------------------------
Our Products
------------

There are a number of U.S. and foreign patents covering methods and the apparatus for performing corneal surgery that we do not own or have the right to use. If we were found to infringe a patent in a particular market, both our customers and we may be enjoined from making, using and selling that product in the market and be liable for damages for any past infringement of such rights.

In order to continue using such rights, we would be required to obtain a license, which may require us to make royalty, per procedure or other fee payments. We cannot be certain if we or our customers will be successful in securing licenses, or that if we obtain licenses, such licenses will be on acceptable terms. Alternatively, we might be required to redesign the infringing aspects of these products. Any redesign efforts that we undertake could be expensive and might require regulatory review. Furthermore, the redesign efforts could delay the reintroduction of these products into certain markets, or may be so significant as to be impractical. If redesign efforts were to prove impractical, we could be prevented from manufacturing and selling the infringing products, which would have a material adverse effect on our business, financial and results of operations.

If We Are Unable To Protect Our Patents And Proprietary Technology We May Not Be
--------------------------------------------------------------------------------
Able To Compete Effectively
---------------------------

Our success will depend in part on our ability to obtain patent protection for products and processes, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. While we hold a number of U.S. and foreign patents and have other patent applications pending in the United States and foreign countries, we cannot assure you that any additional patents will be issued, that the scope of any patent protection will exclude competitors or that any of our patents will be held valid if subsequently challenged. Further, other companies may independently develop similar products, duplicate our products or design products that circumvent our patents. We are aware of certain patents which, along with other patents that may exist or be granted in the future, could restrict our right to market some of our technologies without a license, including, among others, patents relating to our lens emulsification product, presbyopia product and ophthalmic probes for the Er:YAG laser. We also rely upon unpatented trade secrets, and we cannot assure you that others will not independently develop or otherwise acquire substantially equivalent trade secrets.

Our Business Is Subject To Governmental Regulation Which Imposes Significant
----------------------------------------------------------------------------
Costs On Us And If Not Complied With Could Lead To The Assessment Of Penalties;
-------------------------------------------------------------------------------
Certain Regulatory Decisions May Restrict Or Delay Our Ability To Manufacture
-----------------------------------------------------------------------------
And Market Our Products
-----------------------

Our products are regulated as medical devices by the FDA. As such, these devices require either Section 510(k) premarket clearance or approval of a premarket approval application by the FDA prior to commercialization. Satisfaction of regulatory requirements is expensive and may take several years to complete. We cannot assure you that further clinical trials of our medical products or of any future products will be successfully completed or, if they are completed, that any requisite FDA or foreign governmental approvals will be obtained. FDA or other governmental approvals of products we may develop in the future may require substantial filing fees which could limit the number of applications we seek and may entail limitations on the indicated uses for which our products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing. Also, we have made modifications to some of our existing products which we do not believe require the submission of a new 510(k) notification to the FDA. However, we cannot assure you that the FDA would agree with our determination. If the FDA did not agree with our determination, they could require us to cease marketing one or more of the modified devices until the devices have been cleared. We are also required to adhere to a wide variety of other regulations governing the operation of our business. Noncompliance with state, local, federal or foreign requirements can result in serious penalties that could harm our business.


Our EX-308 Excimer laser is cleared by the FDA for treatment of psoriasis. Our ophthalmic laser, OptiVision, is approved by the FDA to be marketed for certain ophthalmic applications. The presbyopia indication is currently being tested in clinical trials outside the United States, and we have applied for an Investigational Device Exemption to test it in the United States, which was given conditional approval for limited testing in December 2002. We have a significant inventory of ophthalmic laser systems, which we acquired from

Premier Laser Systems, Inc. In order to manufacture laser systems or repair laser systems, we will need to become registered as a manufacturer with the FDA and abide by Good Manufacturing Practices (GMP). These regulations impose certain procedural and documentation requirements with respect to our manufacturing, research and development and quality assurance activities. Our facilities will be subject to inspections by the FDA and other regulatory agencies, and if any material noncompliance with GMP guidelines is noted, the marketing of all laser products may be adversely affected.


A Successful  Product Liability Claim Asserted Against Us Due To A Defect In One
--------------------------------------------------------------------------------
Of Our Products In Excess Of Our Insurance Coverage Would Harm Our Business
---------------------------------------------------------------------------

The sale of our medical products involves the inherent risk of product liability claims against us. We currently have product liability insurance coverage in the amount of $1 million per occurrence and $2 million in the aggregate, subject to various coverage exclusions. We do not know whether claims against us arising with respect to our products will be successfully defended or that our insurance will be sufficient to cover liabilities arising from these claims. A successful claim against us in excess of our insurance coverage could have a materially adverse effect on our business.

We Face Competition In Certain Markets
--------------------------------------

Medical laser centers, including the vision correction and the dermatology segments, are subject to intense, increasing competition, which could reduce our short-term cash flow. Our ophthalmic laser is cleared for certain applications and in clinical trials for other applications. Our EX-308 laser system for psoriasis has received 510(k) clearance for markets in the U.S. and there is one other company, Photomedex, which also obtained 510(k) clearance in 2000. Currently, the only FDA-approved technique to correct presbyopia is monovision, wherein the patient has one eye corrected for near vision and one eye for far vision. Multifocal implantable lenses and other surgical techniques are currently undergoing clinical trials. There is no assurance that any of these techniques or products will receive FDA approval, including ours. Once approval is obtained, we cannot be certain that we will be able to compete successfully against our current and future competitors. Many of our competitors have existing products and distribution systems in the marketplace and are substantially larger, better financed, and better known.

If We Cannot Adapt To Technological Advances, Our Products May Become
---------------------------------------------------------------------
Technologically Obsolete And Our Product Sales Could Significantly Decline
--------------------------------------------------------------------------

The markets in which our medical products compete are subject to rapid technological change as well as the potential development of alternative surgical techniques or new pharmaceutical products. These changes could render our products uncompetitive or obsolete. We will be required to invest in research and development to attempt to maintain and enhance our existing products and develop new products. We do not know if our research and development efforts will result in the introduction of new products or product improvements.

We Are Presently Controlled By A Small Group Of Shareholders
------------------------------------------------------------

Under the terms of a voting trust agreement signed in July 2001 amended and restated as of February 8, 2002, a voting trust committee, comprised of five of our outside directors, has been appointed as trustee to vote shares of our common stock owned by Dr. Lin and certain of his family members. The shares subject to the voting trust total approximately 44.70% of our total issued and outstanding voting stock. Dr. Lin retains the sole power to dispose of 1,064,000 of the shares covered by the trust and shares the power to dispose of 4,000,000 of the shares subject to the trust. Dr. Lin also has voting power as well as power to dispose of additional shares owned by family members totaling approximately 19% of the total of our issued and outstanding voting stock. As a result, following the closing of the Offering, our management will continue to be in control of our policies and operations and generally direct our affairs.

Effect Of Corporate Measures
----------------------------

Certain anti-takeover measures may have an adverse effect on our stock price and may also discourage takeovers that might be beneficial to stockholders. Certain provisions of our Articles of Incorporation, bylaws and Florida law could delay or frustrate the removal of incumbent directors, discourage potential acquisition proposals and delay, defer or prevent a change in control of SurgiLight, even if such events could be beneficial, in the short-term, to the interests of our stockholders.

We Are Subject To Certain Risks Associated With Our International Sales
-----------------------------------------------------------------------

Our international sales accounted for approximately 58% of our total revenues during the year ended December 31, 2001, and approximately 28% for the year ended December 31, 2002. We expect sales to international accounts will continue to represent a comparable percentage of our total sales unless and until our systems are cleared for commercial distribution in the U.S., or with respect to those products that do not require regulatory approval, otherwise enter the U.S. market. Our business, financial condition and international results of operations may be adversely affected by present economic instability in certain Asian and South American countries, future economic instability in other countries in which we have sold or may sell, increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices, and competition. Additionally, international sales may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and coordinating communications among and managing international operations. Because most of our sales have been denominated in U.S. dollars, we do not have significant exposure to typical foreign currency fluctuation risks. However, due to our significant export sales, we are subject to currency exchange rate fluctuations in the U.S. dollar, which could increase the effective price in local currencies of our products. This could in turn result in reduced sales, longer payment cycles and greater difficulty in collecting receivables.

The Loss Of Key Personnel Could Adversely Affect Our Business
-------------------------------------------------------------

Our ability to maintain our competitive position depends in part upon the continued contributions of our executive officers and other key employees, especially Timothy J. Shea, our Senior Vice President and Chief Operating Officer. A loss of one or more such officers or key employees could have an adverse effect on our business. We do not carry key man insurance on Mr. Shea or any other officers or key employees. As we continue the clinical development of our lasers and other products and prepare for regulatory approvals and other commercialization activities, we will need to continue to implement and expand our operational, financial and management resources and controls. While to date we haven't experienced problems recruiting or retaining the personnel necessary to implement such plans, we cannot be certain that problems won't arise in the future. If we fail to attract and retain qualified individuals for necessary positions, and if we are unable to effectively manage growth in our domestic and international operations, these could have an adverse effect on our business, financial condition and results of operations.

We Don't Expect To Pay Any Dividends
------------------------------------

To date, we have paid no cash dividends or made any stockholder distributions. The payment of dividends on our common stock is within the discretion of the Board of Directors and will depend upon our earnings, its capital requirements, financial condition, and other relevant factors. For the foreseeable future, however, it is not anticipated that we will pay any dividends. Currently, we plan to retain any earnings we receive for the continued development of our business operations.

Nasdaq Listing
--------------

Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board (OTCBB). We currently are not listed on the Nasdaq National Market system. We cannot assure you that we will ever meet the criteria for listing our common stock on such market system, which would provide a stronger trading market. Lack of listing on the Nasdaq National Market may make it more difficult for us to raise funds through the sale of our common stock or securities convertible into our common stock.

                           THE FINANCING TRANSACTIONS


Private Placement Financing

The Company sold 1,736,111 Units of the Company's securities for a total of $500,000.

Each of the Units consists of one share of common stock, par value $0.0001 per Share and one warrant (the "Warrants") to purchase one share of common stock. The purchase price for each Unit is $0.288.

The Warrants are exercisable at any time after the date of issue, and no later than five (5) years from the date of issue. Each Warrant will entitle the holder to purchase one share of common stock at an exercise price of $0.42 per share.

The Company intends to use the proceeds from this offering for research and development, performance of clinical trials, and for general working capital purposes.

The Company agreed to file with the US Securities and Exchange Commission a registration statement pertaining to the Shares and the shares of common stock underlying the Warrants.

If such registration statement does not become effective within seven months of the receipt of subscription funds, the Company agrees to (i) issue to the holder of each Unit an additional warrant exercisable for five (5) years from the date of issue, entitling the holder to purchase one share of common stock at a price of $0.65 per share and (ii) register such warrants in the Company's registration statement immediately following the issuance thereof, but no later than a year from such issuance.

                              SELLING STOCKHOLDERS
Overview
--------


Common shares registered for resale by the Selling Shareholders under this prospectus constitute approximately 6% of our issued and outstanding common shares as of December 31, 2002.

Judy L. and Richard B. Anderson, 2096 Concord Lane, Superior, CO., 80027. Richard Anderson is one of the Company's distributors.

Debra L. Herman, P.O. Box 60446, Colorado Springs, CO., 80960.

J. Kevin Belville, 8355 Green Island Circle, Lone Tree, CO., 80124.

Rick and Dionne Lewis, 12814 W. Harvard Avenue, Lakewood, CO., 80228.


Other than their right to acquire common shares under the Private Offering they have no other commitments or arrangements to purchase or sell any of our securities.


Each of the selling shareholders is offering for sale shares of our common stock pursuant to this Prospectus. Each of the selling shareholders is sometimes referred to in this Prospectus as a Selling Stockholder and collectively, the Selling Stockholders.

The following table sets forth certain information with respect to the Selling Stockholders as of the date of this Prospectus. This information was furnished to us by each of the Selling Stockholders.




                                                                   Shares To Be
                      Shares Owned Prior         Shares            Owned After
Name                     to Offering         in the Offering       the Offering

Judy L. and
Richard B. Anderson        500,000              694,444             1,194,444

Debra L. Herman               -0-               520,833               520,833

J. Kevin Belville             -0-               347,222               347,222

Rick & Dionne Lewis           -0-               173,611               173,611



None of the Selling Stockholders has held any positions or offices or has had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock, with the exception of Richard B. Anderson who is the Mexico and Caribbean distributor for the Company. If, in the future, the relationship of any of these Selling Stockholders with us changes, we will amend or supplement this prospectus to update this disclosure.


                              PLAN OF DISTRIBUTION

General
-------

Each Selling Stockholder is offering the common shares for its and his account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by any Selling Stockholder. Each Selling Stockholder may be deemed a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and may be deemed to be acting as an underwriter in its or his resales of the common shares under this prospectus. Each Selling Stockholder has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations. We will pay the costs of registering the shares under this prospectus, including legal fees.

To enable each of the Selling Stockholders to resell the common shares owned by them and covered by this prospectus, we agreed to register those shares and to maintain that registration.

Shares of common stock offered through this prospectus may be sold from time to time by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Each Selling Stockholder will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by each Selling Stockholder that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus. Investor is an underwriter in connection with resales of its shares.

The common shares may be sold in one or more of the following manners: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer for its account under this prospectus; or ordinary brokerage transactions and transactions in which the broker solicits purchases.

In effecting sales, brokers or dealers engaged by Investors may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Investor. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Investor, and, if they act as agent for the purchaser of such common shares, from such purchaser.

Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

In addition, any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. However, since Investor is an underwriter, Rule 144 of the Securities Act is not available to Investor to sell its shares. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

Each Selling Stockholder is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Investor will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

Each Selling Stockholder will pay all commissions and its own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Investors' Limited Grant of Registration Rights
-----------------------------------------------


We granted to Investors registration rights to enable them to sell the common stock it acquires upon conversion of the Private Offering. We agreed to use our best efforts to keep such registration statement effective until such time as all registrable securities under the registration statement have been sold. In connection with any such registration, we will have no obligation to assist or cooperate with Investor in the offering or disposition of such shares; to indemnify or hold harmless the holders of any such shares, other than Investor, or any underwriter designated by such holders; to obtain a commitment from an underwriter relative to the sale of any such shares; or to include such shares within any underwritten offering we do.


We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Investor, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing: the name of any broker-dealers; the number of common shares involved; the price at which the common shares are to be sold; the commissions paid or discounts or concessions allowed to broker-dealers, where applicable; that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and any other facts material to the transaction.


                                LEGAL PROCEEDINGS

Advanced Medical Laser Services of America, Inc. ("Advanced") and Paul Miano ("Miano") filed a lawsuit against the Company on September 26, 2001, alleging a breach of contract for the Company's alleged failure to pay up to $1,000,000 of working capital. The Company and its counsel believe that this lawsuit is without merit and immaterial and continues to vigorously defend itself against this claim. Miano has recently changed counsel and we are now actively engaged in settlement negotiations.

On April 11, 2002, the Company was named as a party defendant in a civil lawsuit filed in United States District Court for the Middle District of Florida by the United States Securities and Exchange Commission against Dr. J.T. Lin and Jeanette Lin, his wife, and Mr. Aaron Tsai, an unrelated party. The suit alleges that Dr. Lin and Mr. Tsai committed various acts of securities fraud in 1999 and early 2000, and seeks damages and injunctive relief against them. The suit also seeks an injunction against the Company. The Company has cooperated fully with the SEC in the course of the investigation into the facts surrounding this matter and has taken the position that these acts were taken by Dr. Lin and his wife in their personal capacities and not as agents of the Company or within the scope of their employment with the Company. The SEC has notified the Company that the SEC will stay any civil proceedings pending the outcome of the ongoing criminal proceedings. Dr. Lin has agreed to indemnify the Company against any liabilities resulting from these actions.



          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The table below sets forth the names of our executive officers and directors and information concerning them:


----------------------------------------------- ---------------- -----------------------------------------------------
Name                                            Age              Position

----------------------------------------------- ---------------- -----------------------------------------------------
                                                44               President, Chief Operating Officer
Timothy J. Shea
----------------------------------------------- ---------------- -----------------------------------------------------

----------------------------------------------- ---------------- -----------------------------------------------------
                                                                 Vice President and Director, Research and
Ming-yi Hwang, Ph.D.                            45               Development
----------------------------------------------- ---------------- -----------------------------------------------------
                                                                 Vice President of Cosmetic Laser Centers
Paul J. Miano                                   41
----------------------------------------------- ---------------- -----------------------------------------------------
Richard Reffner                                 55                Vice President - of Plantation Laser Center
----------------------------------------------- ---------------- -----------------------------------------------------

Colette Cozean, Ph.D.14,7                       44               Chairwoman, CEO, Director

----------------------------------------------- ---------------- -----------------------------------------------------

Joseph Allen 4,5                                57               Vice-Chairman, Director
----------------------------------------------- ---------------- -----------------------------------------------------
Lee Chow, Ph.D. 2,6                             50               Director
----------------------------------------------- ---------------- -----------------------------------------------------
Robert J. Freiberg, Ph.D. 3,6                   63               Director
----------------------------------------------- ---------------- -----------------------------------------------------

Stuart E. Michelson, Ph.D. ,4,6                 49               CFO, Director

----------------------------------------------- ---------------- -----------------------------------------------------
Louis P. Valente, C.P.A. . 3,5                  70               Director
----------------------------------------------- ---------------- -----------------------------------------------------
J.S. Yuan, Ph.D. 3,7 43 Director
----------------------------------------------- ---------------- -----------------------------------------------------
----------------------------------------------- ---------------- -----------------------------------------------------

Michael Galluccio ,2                            56               Director

----------------------------------------------- ---------------- -----------------------------------------------------

----------------------------------------------- ---------------- -----------------------------------------------------


1 Office of the Chief Executive
2 Audit Committee
3 Compensation Committee
4 Special Committee
5 Staggered Term Ends 2005
6 Staggered Term Ends 2003

7 Staggered Term Ends 2004


Currently, all directors of the Company are elected on an annual basis for staggered three-year terms.

Executive Officers and Employee Directors


Timothy J. Shea. Mr. Shea served as Senior Vice President and Chief Operating Officer (COO) since January 2000. He was promoted to President in June 2002 and currently retains the COO position. Prior to joining us, he served as a member of the Board of Directors and President of the Medical and Research & Development Divisions for Laser Analytics, Inc. in 1999. From 1995 to 1998, he served as Corporate Director of Business Development for Schwartz Electro-Optics, Inc. (SEO). Prior to 1997, Mr. Shea was the Senior Director of the Solid State Laser Division at SEO and was responsible for product design and development, all FDA submissions, implementation of Good Manufacturing Practices, all division operations, sales and marketing activities, clinical support and authored the first Standard Operating Procedure manual. Mr. Shea has traveled worldwide teaching and lecturing on the use of lasers in medicine, laser physics, and conducting research; he has published 15 papers. Mr. Shea has approximately 20 years experience in medical devices, primarily in the medical laser field.


Ming-yi Hwang, Ph.D. Dr. Hwang has served as the Director of Research and Development for the Company since May 1998. He obtained his Ph.D. in Electrical Engineering from the UCF in 1992. He has more than 15 years experience in laser systems (hardware and software). From 1992 to 1995, he served as Director, R&D, of LaserSight, Inc. and from 1995 to 1998; he served as Research Director for Photon Data, Inc. He was one of the key people involved in the development of the Mini-Excimer, Compak-300, LaserScan-2000 for LaserSight.

Paul Miano: Mr. Miano joined the Company as the Vice President of Mobile Cosmetic Centers in January 1999. He received his Bachelor of Business Administration (BBA) degree in Finance (in 1987) and in Accounting (in 1992), from the Florida Atlantic University, FL. He is also a licensed General Insurance agent. He was a Regional Sales Manager for CIS Financial Services (1987-94), Director of Operations of Pro-Tech Labs (1994-96), and General manager of Dary Rees Corp. (1996-97). He was Director of Operations for American Medical laser Services, a privately held company specializing in the delivery of cosmetic lasers to dermatologists and plastic surgeons in Florida (1997-98). He co-founded Advanced Marketing Technologies, Inc. (now known as Advanced Medical Laser Services, Inc., AMLSI) and has served as the President of AMLSI since 1999. Mr. Miano has more than 12 years experience in marketing and management and will be responsible developing Origyn Laser Hair Removal into a nationally recognized leader.

Richard Reffner: Mr. Reffner joined the Company as the Clinic Director of the Plantation Vision Center and as the Vice President of the Laser Centers, and was appointed as a Director in September 1998. He is responsible for the day-to-day operation of the Plantation Center, FL. Clinic. His duties include laser room operation and maintenance, to oversee of clinical operations, management of staff, develop and implementation of surgical training programs for physicians. Prior to joining the Company, from April to September 1998, he served as Clinic director of LCA-Vision, Plantation, FL; from 1997 to 1998, as Assistant Administrator at Tampa Eye Clinic, and from 1985 to 1997, as Director of Technical Service at Hawaiian Eye Center.

Former officer/director
-----------------------

J. T. Lin, Ph.D. Dr. Lin is the founder of the Company and served as Chairman of the Board, President and Chief Executive Officer from 1998 through July 2001, when he resigned from the positions of president and chairman due to personal reasons. In March 2002, Dr. Lin also resigned as a Director for personal reasons. From 1994 through 1999, Dr. Lin was the founder, president, CEO and chairman of Photon Data, Inc, (PDI), which was acquired by SurgiLight, Inc. in March 1999. Dr. Lin was placed on administrative leave of absence in April 2002 and terminated on July 31, 2002.


Dr. Lin was also the founder of LaserSight, Inc., a Nasdaq listed company, and served as its Chairman, President and CEO from 1991 to 1994. Dr. Lin was the R&D

Director of Quantum Technology, Senior Scientist at JACOR and Litton Laser Systems before he joined the Center for Research in Electro-optics and Lasers, University of Central Florida as an Associate Professor, from 1987 to 1991.

Dr Lin is the inventor of the world's first UV-solid-state laser for vision correction (1991), the world's most compact refractive excimer laser, the Mini-Excimer (1993) and the flying-spot scanning laser (1994). He also invented and pioneered IR-laser for the new procedure of Presbyopia Reversal (2000). Dr. Lin is a U.S. citizen and obtained a Ph.D. in Chemical Physics from the University of Rochester, N.Y. in 1981. He has more than 25 years experience in laser technologies and 12 years experience in marketing in Asia and Latin America. Dr. Lin has published more than 70 scientific papers and book chapters and has 5 U.S. patents granted and many others pending.


On September 3, 1998, Dr. J.T. Lin, the former CEO, President of the Company and formerly the Director of New Business and New Technology Development for the Company, consented to the entry of a final judgment of permanent injunction against him and agreed to disgorge approximately $58,016 representing allegedly wrongful gains from sales of unregistered stock in LaserSight, Inc., together with prejudgment interest, and to pay to the Securities and Exchange Commission a civil penalty of $100,000. The final judgment enjoins Dr. Lin from future violations of Sections 5(a), 5(c), and 17(a) of the Securities Act of 1933, and
Section 10(b), 13(a), 13(b)(2)(B), 13(b)(5), 13(d), and 19(a) of the Securities
Exchange Act of 1934, and Rules 10b-15, 12b-20, 13a-1, 13a-13, 13b2-1, 13b2-2,
13d-2, and 16a-3 promulgated thereunder.


On November 16, 1998, Photon Data, Inc. (PDI) consented to the entry of a Consent Decree of Condemnation and Permanent Injunction filed in the United States District Court, Middle District of Florida, Orlando Division regarding devices subject to the jurisdiction of the FDA. Dr. Lin was President and a director of PDI at the time the consent decree was entered. As part of the consent decree, PDI and each director and officer of PDI was permanently restrained from introducing or delivering for introduction into interstate commerce, manufacturing, selling, or distributing in the United States any device subject to the federal Food, Drug and Cosmetic Act (FD & C Act) unless
(i) there is in effect a premarket approval, (ii) a premarket notification submission has been filed and there is a finding by the FDA of substantial equivalence, or (iii) an investigational device exemption is in effect for the device. The consent decree also restrains any officer or director of PDI from manufacturing, selling or distributing in the United States any device subject to the FD & C Act that is adulterated or misbranded under the Act. . PDI is a predecessor entity to the Company, but, at the time the Company acquired PDI, Dr. Lin agreed to indemnify the Company against any liability that could arise out of this consent decree with the FDA. The Company has signed an agreement with TAO Enterprises, an entity owned by Dr. Lin, to sell to TAO all of the assets and business of the Company's international laser surgery centers and corresponding Excimer laser technologies. This sale will include the assumption by TAO of the obligations under the FDA consent decree, as those obligations relate solely to Excimer and UV laser technologies for corneal shaping and not the Company's current technology focus on Infrared lasers to treat Presbyopia.

Non-Employee Directors


Colette Cozean, Ph.D. Dr. Cozean was appointed as a Director and Chairwoman of the Board in July 2001 and named as Chief Executive Officer in June 2002. Dr. Cozean is currently the General Manager of EnOVision, an ophthalmic incubator company, a position she has held since 1999. She also serves as CEO of two private laser companies and as a business and regulatory consultant involved in structuring small, entrepreneurial companies with proprietary and unique technologies. She was a founder of Premier Laser Systems, Inc. and served in many capacities for that company, including Chairwoman of the Board of Directors, CEO, President, Chief Technical Officer and Director of Research from its founding (1991-1999). Premier filed for bankruptcy under Chapter 11 of the federal bankruptcy code three months following the termination of her relationship with the company in 1999. Prior to this, Dr. Cozean held various research and management positions for divisions of Pfizer, Baxter Healthcare Corporation and American Hospital Supply Company. Dr. Cozean holds numerous patents, has published many articles and book chapters, is an internationally acclaimed speaker, has received more than 100 regulatory approvals and has served as a member of the National Institutes of Health grant review committee. She has served on many boards, both private and public, including non-profit organizations, Orange County Business Register, Irvine Valley College and medical and laser related companies. She has won many awards including Orange County Entrepreneur of the Year, Westergaard Medical Publishing's Executive of the Year, Westmont College's Alumni of the Year and 1997 Popular Science Best of What's New Science and Technology for developing the first laser to cut teeth without pain. She holds a Ph.D. in biomedical engineering and an M.S. in electrical engineering from Ohio State University, a B.S. in biomedical engineering from the University of Southern California and a B.A. in physical sciences from Westmont College, as well as having taken many post-graduate courses in medical school and business school.


Joseph Allen. Mr. Allen was appointed as a Director and Vice-Chairman in July 2001. Since 1981, he has been the Chairman and CEO of Allen & Caron Inc., a privately held investor relation's agency with offices in California and New York (the company was founded as South Coast Communication Group in 1981 renamed Allen & Caron in 1996). Mr. Allen has also served on the boards of Ophthalmic Imaging Systems Inc. and Westergaard.com, neither of which was publicly traded at that time.

Lee Chow, Ph.D. Dr. Chow was appointed as a Director in March 2000. Dr. Chow currently serves on the faculty in the Physics Department for the University of Central Florida (UCF), a position he has held since 1983. He obtained his Ph.D. degree in Physics from Clark University in 1981. Dr. Chow has been the Technical Member of American Physical Society, Material Research Society, and American Association for the Advancement of Science. He served as the President of Chinese-American Association of Central Florida from 1985 to 1986, and Chinese-American Scholar Association of Florida from 1997to 1998. He has received many research awards including the Teaching Incentive Award (1996), NSF Grant (1991-93), Florida High Tech Research Council Grant (1989-1991) and I-4 Florida Research Council Grant (1997-2000). He currently is serving in the Committee of Radiation and Safety, College Personal and Promotion for UCF. Dr. Chow also served as Technical Consultant for KEI, Inc., Quantum Nuclearnic, Inc. and, from 1991 to 1992, a Director of LaserSight, Inc. Dr. Chow has published more than 50 papers in professional refereed research journals.

Robert J. Freiberg, Ph.D. Dr. Freiberg was appointed as a Director in July 2001. Dr. Freiberg has held numerous senior management positions in engineering, business development, R & D, marketing, program management, quality assurance, and manufacturing operations. Since 2000, he serves as the Vice President of Engineering of Leap Frog, Inc., a high tech educational products provider for schools and adults in the Silicon Valley. Between 1997 and 2000 he has served as a Senior Vice President of Engineering and Program Management and Vice President of Engineering of Industrial Electronic Engineer Inc. for General Scanning, Inc. Dr. Freiberg has served as the General Manager of optics and applied technologies divisions of United Technology, Business Manager of high power optics at TRW, Program Manager at Baxter Healthcare, Inc., and Director of Engineering and Manufacturing Operation at Pfizer Laser Systems, a division of Pfizer, Inc. In addition to his positions in the commercial business world, he has also participated on the board of a large non-profit organization for fifteen years. Dr. Freiberg earned his M.S. (1963) and Ph.D. in Physics (1966) from the University of Illinois and has generated to date 28 patents and authored 60 technical publications and presentations in the areas of laser surgical devices, servo-controlled optical systems, endoscopic optical diagnostics, laser resonator configurations and fiber optic delivery systems. Dr. Freiberg is a member of the American Society for Laser Medicine and Surgery, the Optical Society of America, the Institute for Electrical & Electronic Engineers, and a fellow in the International Society of Optical Engineering. He is also listed in Who's Who in Science and Engineering and Who's Who of Business Leaders.


Stuart E. Michelson, Ph.D. Dr. Michelson was appointed as a Director in July 2001 and currently serves as the Chief Financial Officer. Dr. Michelson
                                 ------------------------
currently is the Roland and Sarah George Professor of Finance at Stetson University (2001 to the present). He was on the faculty of University of Central Florida (UCF) from 1997-2001, and was on the faculty of Eastern Illinois University from 1994 to 1997. He obtained his Ph.D. in Finance from the University of Kansas in 1991 and an M.B.A. from the University of Missouri in 1978. He is the Vice President Membership, Academy of Financial Services from 1999 to 2002. He is the Vice President of Program, Academy of Business

Education. He has been a member of the Editorial Board of Journal of Current Research in Global Business, Journal of Business and Economic Perspectives, and Journal of Business Education and the Reviewer for Financial Practice and Education, Financial Services Review, The Quarterly Review of Economics and Finance, Managerial and Decision Economics, Journal of Financial Counseling & Planning, and Journal of Financial Education and Reviewer for International Board of Standards and Practices for Certified Financial Planners. He was also on the Charleston Recreation Foundation Board Committee from 1996 to 1997, Charleston School Board Technology Steering Committee from 1995 to 1997, and Chair of the Technology Advisory Committee at UCF from 1997 to the present. He has served as a Consulting Engineer for Burns & McDonnell and Design Engineer for Bendix Corporation (Allied Signal). Dr. Michelson had published over 20 Journal research articles.


Louis P. (Dan) Valente. Mr. Valente was appointed as a Director in July 2001 and is Chairman of the compensation committee. Mr. Valente has been the Chief Executive Officer and Chairman of Palamar Medical Technologies, Inc. (Nasdaq:
PMTI) since 1997. Currently, Mr. Valente serves as a director of MKS Instruments, Inc., a publicly held company, and several private companies. From 1968 to 1995, Mr. Valente held numerous positions at Perkin Elmer, Inc. (formerly EG&G, Inc.), a diversified technology company which provides optoelectronic, mechanical and electromechanical components and instruments to manufacturers and end-user customers in varied markets that include aerospace, automotive, transportation, chemical, petrochemical, environmental, industrial, medical, photography, security and other global arenas. In 1968, he began his career at EG&G, Inc. as an Assistant Controller and held executive positions, including Corporate Treasurer, before becoming Senior Vice President of EG&G, Inc., presiding over and negotiating acquisitions, mergers and investments. Mr. Valente is a Certified Public Accountant and a graduate of Bentley College.

J. S. Yuan, Ph.D. Dr. Yuan was appointed as a Director in October 1999. Dr. Yuan has been on the faculty of the University of Central Florida since 1992. He obtained his Ph.D. in Electrical Engineering from the University of Florida in 1988. He has been consulting with many high-tech companies including National Semiconductor Corp., Healthydyne Tech, Grasby Infrared, Harris Semiconductors and NEC. Dr. Yuan was awarded as Graduate Teaching and Distinguished Researcher by UCF and listed in Who's Who in American Education, Who's Who in Science and Engineering. Dr. Yuan has published more than 100 papers in semiconductor device and modeling, digital and analog IC design.


Michael C. Galluccio, was appointed to the board of directors, November 2002. Mr. Galluccio has spent the majority of his career in various management capacities and has a strong background in accounting practice and financial stewardship. He is currently a corporate strategic consultant both at domestic and international levels. Previously he was Executive Vice President of John Crane, Inc.

There are no family relationships among our directors or officers. Except as discussed above, none of the officers or directors has filed for bankruptcy, been convicted of crimes, or, other than Dr. Lin, who is not currently holding any position with the Company, subject to any court order restricting his involvement in business.


Section 16(a) Beneficial Ownership Reporting Compliance

Dr. Cozean has not timely filed Forms 4 and 4 for December 2001 and for the year 2001, respectively. In addition, the Forms 4 and 5 were submitted in hard copies and not electronically.

Item 10. Executive Compensation

The following table sets forth a summary of cash and non-cash compensation awarded or paid to, or earned by, our former Chief Executive Officer with respect to services rendered in such capacity during 2000 and 2001. No other officers earned in excess of $100,000 during 2000 or 2001.

Name and Principal Position        Year       Salary        Bonus        Other

J.T. Lin, former President and     1999       $120,000      None         None
Chief Executive Officer

J.T. Lin, former President and     2000       $120,000      None         None
Chief Executive Officer

J.T. Lin, former President and     2001       $150,000      None         None(1)
Chief Executive Officer


(1) Dr. Lin is entitled to 2.5% of net revenues from sales of presbyopia products covered by current patents and patents applications he has assigned to the Company. No royalties were earned or paid in 2001 and $9,688 of royalties were paid in 2002. Dr. Lin received no stock options in 2001 or 2000.


Director Compensation


We reimburse our directors for their reasonable expenses associated with attending meetings of the Board of Directors and a fixed cash compensation of $1,000 or $500 for each meeting or committee meeting attended by the director in person or telephonically, respectively. In addition, the Company has adopted a stock option plan that provides for the grants of incentive stock options under the Internal Revenue Code as well options that don't qualify as incentive options. At such time as the stock option plan becomes effective, and thereafter at each annual meeting of the Board, the Company intends that each director will be granted a stock option under the plan to purchase 50,000 shares of common stock, with 20,000 option shares vesting immediately upon grant, and the remaining 30,000 option shares vesting in increments of 10,000 shares each on the first, second and third anniversaries of the date of grant. The option exercise price will be equal to the fair market price at the time options are granted. The Board or a Stock Option Committee appointed by the Board will approve all options. In July 2000, each of the Directors was granted an option for 4,000 shares at an exercise price of $5.75 per share. In April 2001, each director was granted an option for 6,000 shares at and exercise price of $1.50 per share. In addition, Dr. Cozean is compensated for her services as Chief Executive Officer and as a regulatory consultant to us at a monthly rate of $13,500 plus 3,500 options at a 10% discount off of fair market value. Stuart Michelson is compensated at a rate of $1,500 per month in his role as Chief Financial Officer.


Employment Agreements and Bonus Compensation


Effective May 31, 2001, we entered into an agreement with Dr. Lin for his services as the President and Chief Executive Officer and Chairman of the Board. On July 23, 2001, Dr. Lin resigned as President and Chief Executive Officer and accepted a position as Director of Business and New Technology Development. On March 14, 2002, we signed a three-year employment agreement with Dr. Lin under which he will continue as Director of Business and New Technology, responsible for R&D, as well as expanding the international distributor network. In the employment agreement Dr. Lin's base salary per year was $125,000 with a potential bonus of an amount up to $100,000 or 80% of his base salary. Dr. Lin was terminated by the Company for cause effective July 31, 2002. Dr. Lin shall
                                  ------------------------------
be entitled to a Royalty of 2.5% of the net revenues for the life of the patents. Dr. Lin will also receive an option to purchase 500,000 shares of the Company's common stock of which 200,000 options will vest immediately, and 100,000 options will vest at the end of each calendar year.

In January 2000, the Company also entered into an employment agreement with Timothy Shea, Senior Vice President and Chief Operation Officer, pursuant to which he is to receive bonuses of up to 3% of the pre-tax net profit generated from the EX-308 system for the 2000 and 2001 calendar years.

The compensation committee has reviewed the compensation and performance of the officers of the Company as compared to industry standards, and revised the compensation packages as appropriate for the year ending December 31,2002.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the company with respect to beneficial ownership of our common stock as of December 31, 2001. The table lists: (i) each stockholder known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each director, (iii) each executive officer, and (iv) all of our directors and executive officer(s) as a group. Except as noted, each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned by such person.


        Name and Address of Beneficial Owner            Number of Shares

------------------------------------------------------ -------------------- ----------------------

GEM Global Yield Fund, Ltd. (1)                             3,986048
Hunkins Waterfront Plaza
P.O. Box 556, Main Street
Nevis, West Indies
------------------------------------------------------ -------------------- ----------------------
                                  (2)
Voting Trust Committee of SurgiLight                       10,570,000              48.83%
12001 Science Drive, Suite 140
Orlando, Florida 32826
------------------------------------------------------ -------------------- ----------------------

Joseph Allen                                                 50,000                  -0-
10991 Coventry Place
Santa Ana, California 92705
------------------------------------------------------ -------------------- ----------------------

Colette Cozean, Ph.D.(3)                                     144,000                  *
2158 Midcrest Drive
Lake Forest, California 92630
------------------------------------------------------ -------------------- ----------------------

Lee Chow                                                     60,000                   *
8603 Butternut Blvd.
Orlando, Florida 32817
------------------------------------------------------ -------------------- ----------------------

Robert J. Freiberg, Ph.D.                                    50,000                  -0-
325 Fox Ridge Drive
Thousand Oaks, California 91361
------------------------------------------------------ -------------------- ----------------------

Ming-yi Hwang                                                16,000                   *
 5366 Goldenwood Dr.
Orlando, Florida 32817
------------------------------------------------------ -------------------- ----------------------

J.T. Lin                                                    5,064,000
4532 Old Carriage Trail (4)
Oviedo, Florida 32765
------------------------------------------------------ -------------------- ----------------------

------------------------------------------------------ -------------------- ----------------------


------------------------------------------------------ -------------------- ----------------------

Stuart E. Michelson, Ph.D.                                   55,000                   *
5680 S. Lake Burkett Lane
Winter Park, Florida 32792
------------------------------------------------------ -------------------- ----------------------

Timothy J. Shea (5)                                          46,000                   *
189 Winding Oaks Lane
Oviedo, Florida 32765
------------------------------------------------------ -------------------- ----------------------

Louis P. (Dan) Valente                                       50,000                  -0-
44 Concord Road
Weston, Massachusetts 02493
------------------------------------------------------ -------------------- ----------------------

J.S. Yuan, Ph.D. 76,000 * 8227 Riviera Shore Ct.
Orlando, Florida 32817
------------------------------------------------------ -------------------- ----------------------

All Officers and Directors as a group                           0
(13 persons)
------------------------------------------------------ -------------------- ----------------------
* Less than 1%


(1) Includes shares of common stock underlying the warrants for 200,000 and 99,172 shares, respectively, issued in connection with the GEM debenture financing As of December 31, 2001, GEM has converted approximate 2,147,868 shares of the escrow commons stock at an averaged price of $1.29 per share. The exercise price of warrants is $7.50, and $0.1 per share, respectively.


(2) Includes: (a) 1,064,000 shares owned by Dr. J.T. Lin, former Director of Business and Technology Development (b) 4,000,000 shares owned by Lin Family Partners, Ltd., and (c) 5,506,000 shares owned by other members of Dr. Lin's family. A voting trust committee (Trustee) comprised of all of the current outside directors of the Company other than those who are paid consultants of the Company, has the sole power and discretion to act as, and to exercise the voting rights and powers of the Company's common stock held by shares subject to the trust agreement. The majority vote of such committee determines the vote of the shares subject to the trust. The terms of the voting agreement require to Trustee to vote the shares to elect Dr. Lin as a director and an officer of the Company during the term of the agreement. The number of shares subject to the trust is adjusted from time to time so that Dr. Lin and his affiliates have voting control of 19% of the then total outstanding shares of common stock of the Company. The Trustee has no power to sell or otherwise dispose of any of the shares subject to the trust except upon notice of sale by a beneficiary, and its authority is limited to the power to vote the shares subject to the trust. The term of the agreement is three years.


(3) Includes options to purchase 24,000 shares at exercise prices between $1.227 and $2.262 per share with expiration dates from February 28, 2004 through September 30, 2004. SurgiLight has executed a consulting agreement with Dr. Cozean that provides for an option to purchase 3,500 common shares each month with a 10% discount.

(4) Includes (a) 1,064,000 shares owned by Dr. J.T. Lin, a 10% shareholder and a former director of the Company, and (b) 4,000,000 shares owned by Lin Family Partners, Ltd. All of such shares are subject to a Voting Trust Agreement dated June 6, 2001 between Dr. Lin and affiliated shareholders and a Voting Trust Committee of SurgiLight, with respect to the voting of the shares. Dr. Lin retains the sole investment or dispositive authority with respect to 1,064,000 of the shares, and shares dispositive authority with respect to 4,000,000 shares beneficially owned by Lin Family Partners, Ltd.

(5) Includes 26,000 shares of restricted common stock and 4,000 shares of stock options exercisable in three years.

(6) Includes options to purchase 50,000 shares of common stock , with 20,000 option shares vesting immediately upon grant, and the remaining 30,000 options vesting in increments of 10,000 shares each on the first, second and third anniversaries of the date of grant.

Based on a fully diluted total of 23,886,313 shares outstanding.


                            DESCRIPTION OF SECURITIES


The Company's authorized capital consists of 60,000,000 shares of common stock, par value $0.0001 per share, of which approximately 28,925,996 shares were issued and outstanding as of November 26, 2002, and 10,000,000 shares of preferred stock, of which 3,000,000 shares have been designated as Series A Convertible Preferred Stock. As of the date of this Prospectus, 62,000 shares of Series A Convertible Preferred Stock are issued and outstanding.


Common Stock.
-------------

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders of the company. In the event of a dissolution of the company, the holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of outstanding preferred stock, if any. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion privileges. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the company, and holders of the remaining shares, by themselves, cannot elect any directors. Holders of common stock are entitled to receive dividends if, as, and when declared by the board of directors out of funds legally available for such purpose.

The common stock is listed on the OTCBB under the symbol SRGL.

Preferred Stock
---------------

The board of directors has authority, without further action by the stockholders, to issuer up to 10,000,000 shares of preferred stock, par value $.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of the company. Except for 62,000 shares of series A stock issued in 2001, no shares of preferred stock have been issued, and we have no present plans to issue any additional shares of preferred stock.

The Series A Stock. We have designated 3,000,000 shares of our preferred stock as Series A Convertible Preferred Stock (series A stock). The series A stock has no voting rights. Each share of series A stock is convertible, at the option of the holder, at any time after July 1, 2002 and continuing through November 30, 2003 into shares of common stock. All shares of series A stock that have not been converted into common stock as of November 30, 2003 will be automatically converted into common stock. The holders of series A stock are entitled to receive dividends, out of assets at the time legally available therefore only when and as declared by the board of directors. Upon liquidation, dissolution, or winding-up of the company, the holders of the shares of series A stock will be entitled to be paid, in priority to the holders of common stock of any class, $1.50 per share, subject to adjustment under certain circumstances, plus all accrued and unpaid dividends. After payment to the holders of the series A stock, the remaining assets of the company are required to be distributed ratably among the holders of the common stock. The series A stock has limited piggyback registration rights.

Transfer Agent and Registrar
----------------------------

Signature Stock Transfer, Inc of 14675 Midway Road, Dallas Texas is our transfer agent and registrar for our common stock. Its phone number is (972)-788-4193.

Sales Eligible for Future Sale
------------------------------


Approximately 2,528,333 of the 28,925,996 shares of our common stock currently issued and outstanding have not been registered under the Securities Act of 1933, as amended (Securities Act) and will be eligible for future sale under Rule 144 promulgated under the Securities Act. Future sales of common stock under Rule 1414 may have a depressive effect on the market price of our common stock if a public market develops for such stock and could impair our ability to raise capital through the sale of our equity securities.


All executive officers and directors and stockholders beneficially owning more than 5% of our common stock prior to the offering are subject to lock up agreements providing that they will not, directly or indirectly, offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any of our common stock or any securities convertible into or exercisable or exchangeable for such common stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any such securities.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the effective date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

                      INTEREST OF NAMED EXPERTS AND COUNSEL


Our consolidated financial statements for the fiscal year ended December 31, 2000 appearing in the Registration Statement have been audited by Rachel Siu, CPA (for the year of 1998) and Parks, Tschopp, Whitcomb & Orr (for years of 1999
- 2001), independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. However, neither Ms. Siu nor Parks, Tschopp, Whitcomb & Orr, P.A. will receive contingent compensation or an interest in the company.



            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIE'S ACT LIABILITIES

We believe that the director and officer provisions of our articles of incorporation and bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. Our articles of incorporation limit the liability of directors to the maximum extent permitted by law. Our bylaws provide that we shall indemnify our officers and directors to the fullest extent provided by law. We have entered into such agreements with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                             DESCRIPTION OF BUSINESS

Item 1. Description of Business

General

We were originally incorporated on July 31, 1996, under the name MAS Acquisition III Corporation. SurgiLight, a Florida corporation (SurgiLight Florida") was originally incorporated in May 1998. In September 1998, we acquired the assets of Plantation Vision Center at Plantation, Florida from LCA Vision, Inc. In February 1999, we acquired all shares, technologies, assets and business of Photo Data, Inc. ("PDI"), a Florida corporation since 1993, by a stock swap of issuing 8,140,000 shares (pre-split) for the Company's common shares to the shareholders of PDI.

In November of 1998, SurgiLight, Inc., a Delaware corporation ("SurgiLight Delaware"), was formed to acquire the technologies and laser centers associated with lasers for applications in ophthalmology, dermatology, industrial and military markets.

On March 31, 1999, SurgiLight Florida merged into MAS Acquisition III Corporation and, subsequently, we acquired all of the outstanding shares of Advanced Medical Laser Service, Inc. (formerly known as Advanced Marketing Technology, Inc.) ("AMLSI"), a Florida corporation, by issuing shares of our common stock, which were to be delivered, based on selected performance criteria. Mr. Paul Miano, the president of AMLSI, was appointed as Vice President of Cosmetic Laser Centers and a Member of our Board of Directors. In April 1999, only 20% of these shares were delivered to the shareholders of AMLSI and the remaining 80% were escrowed by the Company to be held in escrow until AMLSI met its performance criteria. In January 2000, Paul Miano and his group bought back 55% of AMLSI in exchange for 26,000 shares of our common stock (post-split). We then canceled these shares. Subsequently, we reacquired the remaining 55% interest in AMLSI.

In March 1999, we acquired EMX, Inc. ("EMX"), a Florida corporation, by issuing shares of our common stock. In January 2000, the former owner of EMX bought back 85% of EMX stock. The terms of the transaction provide for payment form EMX to us of 15% of its gross profit until a total payment of $300,000 is completed. EMX's main product is infrared night vision systems.

On April 8, 1999, we merged with SurgiLight Delaware. We were the surviving corporation in the merger and, in connection with the merger, changed our name to SurgiLight, Inc. The merger was effected as a reverse merger whereby each share of common stock of SurgiLight Delaware that was outstanding as of the merger was converted into a share of common stock of the new SurgiLight, Inc. (f/k/a MAS Acquisition III Corp.). We issued a total of approximately 1.1 million shares (pre-split) to the existing shareholders of MAS Acquisition III under the merger.

In October 2000, the Company acquired the inventory, intellectual properties and the technology of the ophthalmic laser division of Premier Laser Systems (Premier) for the purchase price of $3,745,000. The main component of this inventory acquisition and technology (including 14 granted patents and 13 pending patents) is an infrared erbium laser, which is now the product supporting the core business of SurgiLight's lasers in presbyopia clinical trials. On December 26, 2001, SurgiLight became the successor to Premier under a bankruptcy court decision. SurgiLight acquired several additional technologies including two diode based lasers and approximately $3 million in additional inventory of the infrared erbium laser for $1.7 million, consisting of $350,000 in cash and $1,350,000 in registered stock payable between December 26, 2001 and May 2002.

In November 2001, the Company approved a reincorporation from a Delaware corporation into a Florida corporation through a merger with our wholly owned Florida subsidiary. The merger was completed on February 11, 2002, and the Company is now a Florida corporation.

Our corporate address is: SurgiLight, Inc. 12001 Science Drive, Suite 140, Orlando, Florida 32826. Our phone number is (407) 482-4555, and our facsimile number is (407) 482-0505. Our e-mail address is: surgilight19@aol.com, and our Web site is located at www.surgilight.com.

The Board of Directors has determined that the Company should focus on presbyopia, therefore in March 2002, the Company signed a binding letter of intent to sell the remote LASIK center's assets and liabilities in China, Vietnam and Egypt to Tao Enterprises.

Industrial Background

Lasers have been used in various medical and industrial applications over the past twenty years. Lasers with wavelengths ranging from ultraviolet to infrared have found applications in surgery, ophthalmology and dermatology due to their significant clinical efficacy and the potential growth of the market. For recurring revenues and increased long-term profits, Company-operated Laser Centers have gained recognition as fast growing sectors. In addition to the above-described medical lasers and centers, the Company also owns a portion of EMX in the infrared thermal imaging market that has applications in security, law enforcement and military surveillance.

Refractive Lasers and Laser Centers

Vision correction is one of the largest medical markets in the US, where approximately 136 million people use eyeglasses or contact lenses. Within this group, approximately 60 million people are myopic (nearsighted) and 30 million are hyperopic (farsighted). Another 45 million are presbyopic, meaning the loss of ability to focus properly. Industry sources estimate that Americans spend approximately $13 billion on eyeglasses, contact lenses and other vision correction products and services each year. It has been estimated that the international market is approximately 3 to 5 times larger than the U.S. market with at least 500 million people using eyeglasses or contact lenses outside the U.S.

At the present time, most ophthalmologists charge $1,000 to $1,500 per eye to perform the LASIK procedures. In addition, since there is frequently no insurance or Medicare coverage for this procedure, patients pay cash and there are no administrative costs of dealing with complex paperwork.

Our Business

We currently have three divisions: Laser Technology, International Laser Eye Centers (LEC), and U.S. Laser Centers, including the Cosmetic Mobile Laser Centers and the Plantation Center. During the development of our laser technology we relied on recurring income from these centers to fund our research and development.

Our target market is refractive surgery, particularly reversal of presbyopia, one of the last frontiers of ophthalmology. Presbyopia is a natural aging phenomenon where an aging person loses the ability to focus properly in the near vision field for reading. The Wall Street Journal reported in March 2001, that 90 million Americans over the age of 40 suffer from presbyopia. In July 2001 Ophthalmology Management estimated that the market for presbyopia may be 2-3 times larger than that for LASIK. Similar to the economics of LASIK, we envision that the treatment of presbyopia will be subject to a royalty or per procedure fee policy, which should allow us to earn long-term recurring income. We will also sell our lasers and associated fiber optic disposable surgical tools.

We believe our new method of laser presbyopia reversal (LAPR) using a laser for surgical correction is less complicated, more stable, and may provide less regression than the mechanical, non-laser methods.

In late 2000, we acquired the ophthalmic laser product line from Premier Laser Systems, Inc., out of bankruptcy. This acquisition included an Er:YAG laser that is already FDA-cleared for ophthalmic procedures and CE marked for international sales. We renamed this product "OptiVision" and immediately began formal animal and clinical studies for the treatment of presbyopia. The Company began to sell for the first time the OptiVision for laser presbyopia reversal for clinical trials and other ophthalmic applications including but not limited to, incision, excision, and vaporization of eye tissue and tissue surrounding the eye and the orbit of the eye and anterior capsulotomies, and certain other ophthalmic applications obtained from Premier. We have presented numerous clinical papers in the last couple of years. One of the recent papers presented at the International Symposium for refractive surgery in New Orleans in November 2001 reported using the OptiVision laser on 165 eyes, with a follow up of up to 12 months. The results show that 82% of patients could read with out glasses and that there was no statistically significant regression at one year. There were no serious complications reported.

The mid-infrared (IR) wavelength of the systems we acquired from Premier present many advantages over the UV lasers and other existing systems in the market. The unique features of these IR systems include: (i) compact design for ease of use and convenience in a clinical setting; (ii) operation at high repetition rates (for fast procedures) and at a short pulse width (for reduced thermal effects);
(iii) wavelength matching to the tissue (water) absorption peak for precise tissue ablation and accurate vision correction; and finally, (v) wavelength elimination of the potential risk of mutanagenic side effects which may be a concern in UV lasers

As part of the Premier acquisition, we acquired 14 patents (U.S. Number (5,116,329; 5,207,673; 5,688,261; 5,707,368; 5,304,167; 5,422,899; 5,722,970;
5,139,494; 5,540,676; 6,122,300; 5,741,245; 5,738,677; 5,865,831) and Israel
number (113,501) and an additional 13 patents pending. These patents from Premier, protect the current design of the OptiVision laser, including but not limited to the connection between the laser fiber, high repetition rate, delivery of the aiming beam and Er:YAG wavelength through the same fiber and contact tip. We also have 2 granted patents (6,258,082, 6,263,879) and 4 patents pending in the U.S. for presbyopia reversal that were developed internally Additionally we have submitted 2 Patent Corporation Treaties for international patents for presbyopia reversal. During 2001 we acquired 2 pending patents on Presbyopia from a third party.

Initially our strategy was to earn recurring revenue from our Laser Eye Center's
(LEC) while developing these presbyopia applications and conducting clinical trials. However as of February 2002, the Company entered into a binding Letter of Intent to sell the LEC's in China, Vietnam and Egypt. The Company will continue to receive revenue from the purchaser for a period of 2 years. Our U.S. centers - SurgiLight Laser Center, Plantation, Florida and the Cosmetic Mobile Laser Centers both produce positive cash flow. Now that the Company has had such promising results from its first stage of clinical trials, we have decided to focus all of our efforts on presbyopia. Beginning in mid 2001 we began to sign International Distribution Agreements for the OptiVision laser for the treatment of presbyopia and in the fourth quarter 2001 we began to sell OptiVision lasers. The OptiVision laser has a list price of $190,000 internationally and a royalty fee list price of $150 per eye.

In August 2000, we obtained 510k clearance from the FDA to market our EX-308 laser for the treatment of psoriasis. In January 2001, we signed a manufacturing agreement with A & A Medical, Inc. (Alpharetta GA) to manufacture the EX-308 for worldwide distribution. In March 2001 we filed a 510k application for the treatment of vitiligo which is currently under review.

The Model EX-308 offers the following potential advantages over the conventional UVB light treatments: (i) it is fiber-coupled for friendly use on any portion of the treated areas; (ii) requires lower total dose and number of treatment (up to 6 times less) than the UVB light; (iii) it may be safer than UVB light, since only the localized area is treated to eliminate the risk of potential cancer on normal skin; (iv) allows controllable accurate dose to be applied to the target, unlike the UVB light which may degrade in dose without control. A & A Medical has not yet manufactured, and we are unaware of any plans to manufacture, any EX-308's; nor have any systems been sold to date.

Laser Centers

In the past, our revenues have been primarily generated from our laser centers, including our Plantation, Florida center for ophthalmic refractive procedures, our 4 mobile cosmetic laser centers operating in Florida, and our International Laser Eye Centers ("LEC"). Our International LEC's have been sold to Tao Enterprises. Our competitors in this market include individual ophthalmic refractive centers and public companies like TLC Laser Centers Inc. and LCA Vision. As we sell our business center, this revenue should become immaterial over the next year. An Officer of SurgiLight manages each of the U.S. centers and by selling the International Laser Centers there should be no adverse impact on the U.S. business or personnel.

Technology, Patents and Licensing Rights

The Company intends to protect our proprietary technology, licensing rights, trademark and patents pending covering various phases of the products in ophthalmology, and dermatology applications. We have a policy of not knowingly infringing any valid patent. However, because patent applications are maintained in secrecy in the United States until such patents are issued, and are maintained in secrecy for a period of time outside the United States, we can conduct only limited searches to determine whether our technology infringes any patent or patent applications. Any claims for patent infringement could be time-consuming, result in costly litigation, divert technical and management personnel, or require us to develop non-infringing technology or to enter into royalty or licensing agreements. We can't be assured that we will not be subject to one or more claims for patent infringement, that we would prevail in any such action or that our patents will afford protection against competitors with similar technology. In the event our systems are judged to infringe a patent in a particular market, we and our customers could be enjoined from making, selling and using such system or be required to obtain a royalty-bearing license, if available, on acceptable terms.

The resolution of intellectual property disputes is often fact intensive and, therefore, inherently uncertain. If any claims or actions are asserted against us, we may seek to obtain a license under a third party intellectual property rights. We can't be assured, however, that under such circumstances, a license would be available on reasonable terms, or at all. Alternatively, in the event a license is not offered or available, we might be required to redesign those aspects of our systems held to infringe so as to avoid infringement. The failure to obtain a license to a third party intellectual property right on commercially reasonable terms could have a material adverse effect on our business and results of operations.

Sales and Marketing

We plan to sell only a limited number of OptiVision lasers to support our International clinical trials and potentially our U.S. clinical trials. We support our sales and marketing efforts by actively participating in medical trade shows and conferences. We also seek to increase the market visibility of our products by presenting technical papers at conferences, and publishing in technical and trade journals. We distribute OptiVision update announcements and literature through trade journal coverage and direct mailings to ophthalmologists

Due to our acquisition of inventory from Premier Laser Systems and the limited number of lasers we plan to sell during clinical trials, we do not plan to manufacture new product for at least two years. Our revenues during this clinical trial phase will be generated primarily by laser sales, per procedure royalty fees and international distributor agreements. Other sources of revenue are our two remaining center businesses, sale of laser accessories and laser service contracts.

The number of lasers to be sold per country is determined by either the country's Ministry of Health or the Company based on the size of the county or the clinical trails. Controlling the number of OptiVision lasers sold over the next 36 months should ensure the quality of the clinical data required for the FDA and Regulatory approvals. We have granted exclusive licenses to licensees of our laser for presbyopia reversal technology, including specifically our OptiVision laser, granting the licensees the right to use, market and sell the licensed technology in several European, Asian and North American countries. These distributor agreements generally provide for a license fee of $100,000 to $300,000 dollars, a three-year commitment to purchase a quantity of lasers at a fixed distributor price, as well as per procedure royalties from the use of the lasers. The Distributor is tasked with obtaining regulatory approval in its geographic region. Until such approval is obtained, a limited number of lasers may be sold in each country for clinical trials.

The Distributor agreements are exclusive arrangements entered into for an initial term of three years with automatic renewal for an additional three-year term. Pursuant to the terms of these agreements, the Distributors are to act as independent contractors, bear their own expenses and are prevented from binding us in any way. The agreements subject the Distributors to express confidentiality obligations. If the Distributor fails to meet the minimum comments, we may terminate the agreement. The following table provides a summary of other material terms of our distribution and licensing agreements:




         Distributor        Date Signed        Type             Term         Units  Min Revenue

Envision Technologies          5/30/01       Distributor       36 months       20        Yes
Canada
RaySonic, Inc.                 8/14/01       Distributor       36 months       25        Yes
Korea
Asia Vision, Inc                5/9/01       Distributor       36 months       45        Yes
Taiwan
TVMS LCC                       1/31/02       Distributor       36 months       22        Yes
Mexico, Caribbean


Research and Product Development

While we are currently focusing our efforts on clinical trials for presbyopia, we continue to expend some limited efforts on other research and development products including OptiVision for cataract and glaucoma, and EX-308 for skin treatment (psoriasis and vitiligo).

We will continue development efforts for product improvement in system design, software and hardware aspects of new and existing systems as well as in the clinical aspects for the uses of these products. We spent approximately $204,635 on research and development in 2001, $206,300 in 2000 and $587,000 in 1999. We expect to expend similar amounts in 2002. Dr. Lin and Dr. Hwang manage the internal R&D efforts of the Company, according to plans approved by the Board of Directors.

Competition

There is no established competition in the market for laser presbyopia correction or reversal, however for the treatment of presbyopia, optometrists and ophthalmologists can prescribe accommodative exercises and glasses for their patients. However, the surgical techniques for the treatment of presbyopia can be divided into two categories: implantation of accommodative lenses, which are undergoing clinical trials, and scleral incisions (white portion of the eye) with or without the implantation of a scleral spacer. Scleral incisions have been performed with a diamond knife for the treatment of presbyopia and were initially suggested by Dr. Spencer Thornton, who coordinated a multi-center clinical trial using his technique. Presby Corp., which is according to public reports just finishing Phase I clinical trials, has developed an implant technique. In addition, Sunrise Technology International focuses on a monovision technique by treating one eye for hyperopia (far sightedness) using a holmium laser. This monovision treatment is another approach to resolve accommodation problems. The difference between the Company's approach and that of Sunrise is that the Company treats 2 eyes for presbyopia not 1 eye for hyperopia. It is rumored that other larger ophthalmic companies currently in the refractive arena are investigating potential technologies and surgical procedures for introduction into this large refractive market.

Government Regulation

Our products are subject to significant government regulation in the United States and other countries. In order to clinically test, produce and market our products for human diagnostic and therapeutic use, we must comply with mandatory procedures and safety standards established by the FDA and comparable state and foreign regulatory agencies.

Typically, such standards require products to be approved by the government agency as safe and effective for their intended use before being marketed for human applications. The clearance process is expensive and time consuming, and we cannot provide any assurance that any agency will grant us clearance to sell our products for routine clinical applications or that the time for the clearance process will not be prolonged.

There are two principal methods by which FDA-regulated products may be marketed in the United States. One method is a FDA pre-market notification filing under
Section 510(k) of the Food, Drug and Cosmetics Act. Applicants under the 510(k) procedure must demonstrate that the device for which clearance is sought is substantially equivalent to devices on the market prior to May 1976. The review period for a 510(k) application is 90 days from the date of filing the application. Applications filed pursuant to 510(k) are often subject to questions and requests for clarification that often extend the review period beyond 90 days. Marketing of the product must be deferred until written clearance is received from the FDA. In some instances, an Investigational Device Exemption (IDE) is required for clinical trials for a 510(k) notification.

The alternate method, when Section 510(k) is not available, is to obtain a Pre-Market Approval (PMA) from the FDA. Under the PMA procedure, the applicant must obtain an IDE before beginning the substantial clinical testing required to determine the safety, efficacy and potential hazards of the products. The preparation of a PMA is significantly more complex and time consuming than the 510(k) application. The review period under a PMA is 180 days from the date of filing. The FDA often responds with requests for additional information or clinical reports that can extend the review period substantially beyond 180 days.

The FDA also imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, manufacturing practices, record keeping and reporting requirements. The FDA may require post-market testing and surveillance programs to monitor a product's effects. All of our products will require filing of an IDE, a 510(k) application or PMA. We cannot provide any assurance that the appropriate approvals from the FDA will be granted for our products, the process to obtain such approvals will not be excessively expensive or lengthy or we will have sufficient funds to pursue such approvals. The failure to receive requisite approvals for our products or processes, when and if developed, or significant delays in obtaining such approvals will prevent us from commercializing our products as anticipated and will have a material, adverse effect on our business.

We also are subject to regulation under the Radiation Control for Health and Safety Act administered by the FDA which requires laser manufacturers: (i) to file new product and annual reports; (ii) to maintain quality control, product testing and sales records; (iii) to incorporate specific design and operating features in lasers sold to end-users; and (iv) to certify and label each laser sold to an end-user as belonging to one of four classes based on the level of radiation from the laser that is accessible to users. Various warning labels must be affixed and specific protective devices installed, depending on the class of the product. The Center for Devices and Radiological Health is empowered to seek fines and other remedies for violations of the regulatory requirements.

Foreign sales of the Company's medical laser systems are subject, in each case, to clearance by the FDA for export to the recipient country or notification to the FDA based on approval of the applicable foreign ministry or health offices. Regulatory requirements vary by country. Our OptiVision meets all electrical requirements for worldwide distribution. However, our EX-308 dermatology laser has never been tested for electrical safety.

The regulatory status for our products follows:



Application                      Product                   Regulatory Status              Manufacturer

Psoriasis                        EX 308                    510k cleared                   A & A Medical(1)

Vitiligo                         Ex-308                    510k pending                   A & A Medical

Incision/excision                OptiVision                510k cleared                   Premier
Around eye

Anterior capsulotomy             OptiVision                510k cleared                   Premier

Cataract lens emulsification     OptiVision                510k pending                   Premier(2)

Glaucoma                         OptiVision                In clinical trials             Premier(2)

Presbyopia                       OptiVision                In clinical trials             Premier(2)


(1) Under agreement with the Company signed in January 2001, however A&A Medical is not currently manufacturing or selling the EX-308.

(2) Per an acquisition from Premier Laser Systems (see description in "Description of Business").

Our objectives are focused toward domination of the presbyopia reversal market. We plan to pursue rapid FDA clearance for our presbyopia product by conducting well controlled and documented clinical trials worldwide. We hope to receive the first FDA clearance for this procedure. In the interim, we plan to develop our international distribution force and sell the presbyopia system internationally in those large countries where our lasers have already obtained regulatory clearance. If and when A & A Medical begins to manufacture and distribute the psoriasis product, this will potentially add to our financial performance.

We will continue to evaluate acquisitions in the refractive niche, which may speed the growth of our revenues and profits. As our presbyopia business becomes self-supporting, we intend to sell our profitable laser center businesses and focus on the medical device segment of the market.

Costs and Effects of Compliance with Environmental Laws

We comply with all applicable federal, state, and local environmental laws and regulations, none of which we believe have a material effect on our operations and business.

Reports to Security Holders

We file annual and quarterly reports with the Securities and Exchange Commission
(SEC). In addition, we file additional reports for matters such as material developments or changes within the Company, changes in beneficial ownership of officers and director, or significant shareholders. These filings are a matter of public record and any person may read and copy any materials filed with the SEC at the SEC's public reference room at 560 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and other information statements, and other information regarding issuers that file electronically with the SEC which internet site can be found at http://www.sec.gov. Our internet web site can be found at www.surgilight.com.

Employees

We have thirteen (13) full-time employees, all of which are located in Florida. We also hire, from time-to-time, part-time employees for system assembly tasks and consultants on a contract basis for regulatory clinical trials, accounting and system maintenance. None of our employees is represented by a labor union. We believe we have a good working relationship with our employees.

Manufacturing

For the Excimer laser, we design or acquire the laser system, electronic boards and system control assemblies, and software used in our products. We are not dependent on any major suppliers except that GAM is currently the Company's sole source for the laser head for the EX-308. We have found Lambda Physics (Germany) as a second source for the laser heads needed in EX-308 in case GAM cannot meet our market demands. For the OptiVision, we currently have at least 150 finished lasers which should satisfy our next 24-36 months of expected market demand. In addition we have the majority of components to complete an additional 200 laser systems in inventory. The Company may sell some of these components to acquirers of Premier ER:Yag technologies for fields of use outside ophthalmology.

In December 2000, we signed an Agreement with A & A Medical, whereby A & A Medical will manufacture the EX-308 excimer laser used in the phototherapy treatment of psoriasis. A & A Medical is a vertically integrated medical device manufacturer that is an ISO and GMP compliant medical device manufacturer of private label disposable and capital equipment. A&A Medical to date has not begun manufacturing or selling the EX-308.

Backlog


As of December 31, 2002, we had no significant backlog of orders.


Recent Developments

On June 30, 2000, we entered into a Convertible Debenture Purchase Agreement with GEM Global Yield Fund Limited for the purchase of a convertible debenture in the principal amount of Three Million Dollars ($3,000,000) (the GEM Debenture). The GEM Debenture accrues interest at the rate of three percent per annum and matures on November 8, 2003. The GEM Debenture is convertible at any time prior to maturity into shares of our common stock, subject to certain limitations set forth in the GEM Convertible Debenture Purchase Agreement and the GEM Debenture.

As partial consideration for this financing, we also issued to Investor warrants to purchase up to 92,172 shares of our common stock at an exercise price of

$7.50 per share, and warrants to purchase up to 200,000 shares of our common stock at an exercise price of $.01 per share (the GEM Warrants). On February 12, 2002 we filed a registration statement on Form SB-2 with respect to the shares of our common Stock underlying the GEM Debenture and GEM Warrants.

On February 13, 2002, we entered into a convertible debenture purchase agreements with Knobbe, Marten, Olsen & Bear, L.L.P. for the purchase of a convertible debenture in the principal amount of Six Hundred and Ten Thousand Dollars ($610,000); GAM Laser, Inc. for the purchase of a convertible debenture in the principal amount of Seventy Five Thousand Dollars ($75,000), and McClane Tessitore for the purchase of a convertible debenture in the principal amount of Seventy Three Thousand Five Hundred Dollars ($73,500). None of these debentures accrues any interest and each matures on December 31, 2002. As of December 31,2001 our accounts payable were reduced to reflect this transaction. Each of these debentures is convertible at any time prior to maturity into shares of our common stock. On February 14, 2002 we filed a registration statement on Form SB-2 with respect to the shares of our common stock underlying these debentures.

In March 2002, we entered into a binding letter of intent to sell the assets and associated liabilities of its approximately 20-excimer laser systems including a royalty income stream from the International Laser Eye Centers (LEC). The LEC's are located in China, Egypt and Vietnam. The purchaser, Orlando-based Tao Enterprises, is paying $332,000 for the assets, with up to an additional $50,000 to be based on clinic revenues.


In March 2002 the Company founder and former CEO J.T. Lin, Ph.D. resigned as a director and has signed a three-year irrevocable voting trust agreement wherein he will vote 19 percent of Company shares, with outside directors voting his remaining shares. Dr. Lin also had signed a three-year employment contract in which he will continue as Director of Business and Technology Development, responsible for R&D, as well as expanding the international distributor network, which was cancelled as a result of his termination effective July 31, 2002. This employment contract lowers the Royalty Rate on net revenues of presbyopia products, and services resulting from Patents invented by Dr. Lin from 15% to 2.5%. Dr. Lin also serves as a beneficial owner of Tao Enterprises.


Description Of Property
-----------------------

Item 2. Properties

Facilities

We lease our headquarters space of approximately 4,200 square feet, at 12001 Science Drive, Suite 140, Orlando, FL 32826. It is a five-year lease starting January 2000, with a monthly rental fee of approximately $6,000. We also have leased approximately 800 square feet of public storage, air-conditioned space for OptiVision inventory with a monthly rental fee of approximately $800.

We currently operate one Laser Vision Correction Center and four Mobile Cosmetic Laser Centers in Florida. The Plantation Laser Eye Center has leased space of approximately 5,200 square feet at 7900 Peters Road, Suite B-101, Plantation, Florida, and has a three-year term expiring on December 31, 2003. The total monthly rental fee for the Plantation office is about $5000. We have facility insurance of approximately $540,000 for the excimer laser and other equipment at the Plantation Center. For the mobile cosmetic lasers, we lease vans that deliver the lasers to the clinic locations. We believe that all of this equipment and facilities are adequately insured. This year we paid approximately 25% of the Asian International Laser Centers' gross income to the distributors for their maintenance and management services for the Centers. There is no insurance for systems in the Laser Centers outside the U.S., which have now been sold.


PLAN OF OPERATION/MANAGEMENT'S DISCUSSION AND ANALYSIS

Item 6. Management's Discussion and Analysis of Financial Conditions and Results of Operations

In our Management's Discussion and Analysis of the Financial Condition and Results of Operations we reviewed our past performance and, where appropriate, stated our expectations about the future activities in forward -looking statements. Our future results may differ from our expectations.


Revenues - The Company's consolidated net revenues for the quarter ended September 30, 2002 (2002 Quarter) decreased by approximately 25% to $598,838 from $801,341 for the quarter ended September 30, 2001 (2001 Quarter). However, consolidated net revenues for the nine-month period ended September 30, 2002 (2002 Period) increased approximately 57% to $3,101,128 from $1,964,341 from the nine-month period ended September 30, 2001 (2001 Period). The 2002 Period increase in revenue is primarily due to increased sales of the OptiVision Laser which the Company began selling as its primary product in the 4th quarter of 2001. The 2002 Quarter decrease in sales is due to a change in the revenue sources from a centers business, which produces revenue throughout the year, to international sales of OptiVision, which lag while doctors overseas vacation for one or two months during the summer period. The increased revenue generated from the lasers sales has been partially offset by a decrease in the Plantation Laser Centers income of 30% and 40% for the three-month and nine-month periods, respectively, when compared to the prior year.

Cost of Revenues - Decreased approximately 75% to $76,768 for the 2002 Quarter as compared to $322,583 for the 2001 Quarter. For the 2002 Period, cost of sales also decreased 28% to $405,147 from $562,583 from the prior year. These decreases reflect the transition of the Company from performing research & development and providing support to the International Laser Centers to selling lasers systems with a better margin. Adding to the overall decrease in the cost of sales, the costs associated with the Plantation Laser Center decreased 24% and 31% respectively for the 2002 Quarter and Period as compared to the prior year, which is consistent with the decreased laser center revenues.

Advertising and Selling - Expenses increased 70% to $42,346 for the 2002 Quarter as compared to $24,728 for the 2001 Quarter. For the 2002 Period, expenses also increased 126% to $176,080 from $77,807 from the prior year. It is anticipated that these expenses will continue to increase as the Company attends additional tradeshows, revises its trade literature to reflect results from the increased clinical activity, and begins to sell additional units for use in worldwide clinical trails.

Professional Fees - Expenses decreased 75% to $64,514 for the 2002 Quarter as compared to $266,318 for the 2001 Quarter. For the 2002 Period, professional expenses also decreased 45% to $340,386 from $617,726 from the prior year. The decreases are attributed to the settlements of the patent and other litigation, which in turn have been offset due to ongoing expenses as the SEC investigates the Company's founder and former employee (see Legal Proceedings). The Company has also been actively strengthening its patent portfolio.

Salaries & Benefits - Expenses decreased to $270,370 for the 2002 Quarter as compared to $296,994 for the 2001 Quarter. For the 2002 Period, salaries and benefits increased 15% to $821,242 from $716,817 from the prior year.

Depreciation and Amortization - Expenses decreased 91% to $77,165 for the 2002 Quarter as compared to $873,697 for the 2001 Quarter. For the 2002 Period, depreciation and amortization also decreased 73% to $307,326 from $1,155,273 from the prior year. The decrease in depreciation resulted primarily from the sale of the equipment associated with the Company's International Laser Centers. The decrease in amortization resulted from the adoption of SFAS No. 142 requiring companies to cease amortizing goodwill and other intangible assets with indefinite lives after December 31, 2001.

Administrative and Other - Expenses decreased to $155,419 for the 2002 Quarter as compared to $482,157 for the 2001 Quarter. For the 2002 Period, administrative and other expenses also decreased 26% to $547,689 from $721,270 from the prior year. These expenses decreased due to lower maintenance and management costs associated with the International Laser Centers, and Advanced Medical Laser Services administrative costs. All other administrative accounts, such as rent and utilities, were as expected.

Total Selling, General and Administrative - In summary, expenses decreased 41% to $2.2 million for the 2002 Period as compared to $3.3 million for the 2001 Period, despite the increase in sales revenue. The Company has controlled its administrative and legal expenses while increasing its spending in clinical trials, marketing and sales.

Net Interest Expense (Income) - Interest expense decreased to $18,000 for the 2002 Quarter as compared to $109,000 for the 2001 Quarter. For the 2002 Period, net interest expense also decreased to $54,000 from $101,000 from the prior year.

Net Income (Loss) - The net loss decreased to $89,618 or .00 cents per share for the 2002 Quarter as compared to a net loss of $1,574,285 or .07 cent per share during the 2001 Quarter. For the 2002 Period, net income increased to $677,654 from a net loss of $1,988,285 from the prior year. The favorable increase in net income is attributable to the increase in clinical sales of the OptiVision Laser and from the gain realized on the sale of the Excimer Laser Systems to Tao Enterprises.

Liquidity and Capital Resources

As of September 30, 2002, the Company had restricted and unrestricted cash and cash equivalents of $497,901 and a working capital surplus of approximately $979,000 as compared to $438,072 of restricted and unrestricted cash and cash equivalents and working capital surplus of approximately $460,000 at December 31, 2001. The increase in working capital surplus can be primarily attributed to the increased sales of the OptiVision laser.

Accounts payable and accrued expenses decreased to $750,329 at September 30, 2002 as compared to $1,403,175 at December 31, 2001 primarily as a result of payments to Premier. Included in accounts payable at September 30, 2002 is $150,000 still owed to Premier.

Other current liabilities increased to approximately $1.7 million at September 30, 2002 from approximately $1.2 million at December 31, 2001, primarily due to the increase in customer deposits recorded.

Of the 2,150,000 shares escrowed for the convertible debenture issued to GEM, 2,147,868 shares were converted through December 31, 2001.

The Company's future capital requirements will depend on many factors, the scope and results of pre-clinical studies and pre-clinical trials, the cost and timing of regulatory approvals, research and development activities, establishment of manufacturing capacity, and the establishment of the marketing and sales organizations and other relationships, acquisitions or divestitures, which may either involve cash infusions or require additional cash. There is no guarantee that without additional revenue or financing, the Company will be able to meet its future working capital needs.

The Company is seeking additional sources of financing, which may include short- term debt, long- term debt or equity. There is no assurance that the Company will be successful in raising additional capital. However, the Company has received a commitment letter for a $10 million line-of-credit which would replace the $500,000 line-of-credit held by Merrill Lynch, which was just declared in default. The Company is in the process of negotiating a payment plan with Merrill Lynch. The Company's ability to meet its working capital needs will be dependent on the ability to sign additional distribution and licensing arrangements, achieve a positive cash flow from operations, achieve and sustain profitable operations, and obtain additional debt and/or equity capital.

Risks and Uncertainties

The Private Securities Litigation Reform Act of 1995 provides a `safe harbor' for forward-looking statements. This report (as well as information included in oral statement or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements related to anticipated future revenues of the Company, success of current product offerings, ongoing clinical trials, expectation in litigation, and success of future debt or equity offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

Item 12. Certain Relations and Related Transactions

The Company's balance as of March 2002, to Premier Laser Systems, Inc. is approximately $325,000 and 1,175,000 shares of the Company's common stock from the purchase of Premier's ophthalmic laser product line, including the OptiVision Laser, in October 2000 and December 2001. Colette Cozean, Ph.D. a Director and Chairwoman of the Board, founded Premier and served in many capacities for that company from 1991 to 1999. Premier currently owes Dr. Cozean approximately $288,000 for severance, life insurance, expenses and salary. Premier also owes Dr. Cozean up to $232,500 as a commission from sale of Premier assets of which $130,000 is from the second acquisition of assets by SurgiLight. In additions in 2001 Dr.Cozean received options for her consulting service to acquire.


In November 2000, the Company entered into a consulting agreement with Dr. Cozean. Currently, the Company agreed to pay her as a regulatory consultant at a rate of $10,000 per month and issue her options each month for 3,500 shares at a 10% discount off of fair market value in exchange for her services. For services rendered during 2001, Dr. Cozean is entitled to receive $114,000, of which $54,000 was paid in 2001. In addition, during 2001, Dr. Cozean received options to acquire 36,000 shares of common stock. In June 2001, the Company entered into an agreement with Dr. Cozean increasing her consulting payments by $3,500 per month to compensate for additional duties as Chief Executive Officer.


In June 2001, the Company entered into an agreement with Director Stuart Michelson for him to assume the duties of Chief Financial Officer, compensating him $1,500 per month.

On March 14, 2002, the Company has agreed to sell the assets and associated liabilities of approximately 20 of its excimer laser systems, including a royalty income stream, from the International Laser Eye Centers located in China, Egypt and Vietnam. The purchaser, Orlando-based Tao Enterprises, is paying $332,000 for the assets over a two-year period, with up to an additional $50,000 to be based on clinic revenues. Dr. Lin also serves as a beneficial owner of Tao Enterprises.

Except as described above, there are currently no proposed transactions between the Company, its officers, directors, shareholders, and affiliates. Conflicts of interest could arise in the negotiation of the terms of any transaction between the Company and its shareholders, officers, directors, or affiliates. We have no plans or arrangements, including the hiring of an independent third party, for the resolution of disputes with such persons, if they arise. The Company and its shareholders could be adversely affected should such individuals choose to place their own interests before those of the Company. No assurance can be given that conflicts of interest will not cause us to lose potential opportunities, profits, or management attention. Our Board of Directors has adopted a policy regarding transactions between the Company and any officer, director, or affiliate, including loan transactions, requiring that all such transactions be approved by a majority of the independent and disinterested members of the Board of Directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following chart sets forth the high and low closing price for the common Stock as quoted on OTCBB during the indicated periods. All prices have been adjusted for 2 for 1 forward split effective On January 27, 2000.


Common Stock                High                Low

    1999

 4th quarter               $11.000              $2.250


    2000

 1st quarter                25.500              10.500
 2nd quarter                10.375               5.750
 3rd quarter                10.625               5.750
 4th quarter                10.125               1.938


    2001

 1st quarter                 4.000               1.000
 2nd quarter                 2.220               .9375
 3rd quarter                 1.620               .2000
 4th quarter                 .5500               .2200


   2002


 1st quarter                 0.400               0.220
 2nd quarter                 0.200               0.300
 3rd quarter                 0.130               0.180
 4th quarter                 0.130               0.270


Our common stock started to trade on OTCBB on November 1, 1999, and was split two for one on January 27, 2000. These quotations represent prices between dealers and do not include retail mark up, mark down, or commission and may not necessarily represent actual transactions. As of September 30, 2002, approximately 28, 925,996 shares of our common stock and 200,000 warrants, respectively were outstanding, and, as far as we can determine, were held of record by approximately 1,600 persons, including significant amounts of stock held in street name.


We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

                             CHANGES IN ACCOUNTANTS


In March 2002, we terminated our independent accountant Parks, Tschopp, Whitcomb and Orr, P.A. (who performed the auditing for the Company from 1999-2001) and engaged Moore Stephens Lovelace, P.A. as our new principal accountant to audit our financial statements effective December 2002. There were no disagreements with our former accountant on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure. The decision to change accountants was recommended and approved by our Board of Directors.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission at 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 with respect to the Company and the securities offered hereby. Reference is made to the registration statement and the exhibits filed as part of the registration statement, which may be examined without charge at the public reference facilities maintained by the commission at 450 Fifth Street N.W., Washington, D.C. 20549. Prospective investors may direct questions to the officers of the Company with respect to the Offering and may obtain additional information from the Company's SEC filings including the 14f, 15c, 10K and quarterly reports. Prospective investors may direct questions to the officers of the Company with respect to the Offering or the proposed business of the Company and may obtain additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, as may be necessary to verify the accuracy of the information furnished in this Prospectus. Any document relating to the company in the possession of the Company or which may be obtained without unreasonable effort, may be inspected at the office of the Company by any prospective investor or his advisor upon advance notice.



                                SURGILIGHT, INC.


FINANCIAL INFORMATION



Condensed Consolidated Balance Sheet as of September 30, 2002 . . . . . . . . . . .   F-1

Condensed Consolidated Statements of Operations for
     the three and nine months ended September 30, 2002 and 2001  . . . . . . . . .   F-2

Condensed Consolidated Statements of Cash Flows for the nine months
     ended  September 30, 2002 and 2001  . . .  . . . . .  . . . .  . . . . . . . .   F-3

Condensed Consolidated Statement of Shareholder's Equity for
     the period ended September 30, 2002. . . . . . . . . . . . . . . . . . . . . .   F-4

Notes to Condensed Consolidated Financial Statements  . . . . . . . . . . . . . . .   F-5

Consolidated December 31, 2001 and 2000 Balance Sheets    . . . . . . . . . . . . .   F-7

Consolidated December 31, 2001 and 2000Statements of Operations   . . . . . . . . .   F-8

Consolidated December 31, 2001 and 2000 Statements of Cash Flows    . . . . . . . .   F-9

Consolidated December 31, 2001 and 2000 Statements of Stockholder's Equity. . . . .  F-10

Independent Auditors' Report for December 31, 2001 and 2000 . . . . . . . . . . . .   F-6

Notes to December 31, 2001 and 2000 Consolidated Financial Statements . . . . . . .  F-11


                         PART I - FINANCIAL INFORMATION
                         ------------------------------
                          Item 1. Financial Statements.
                          -----------------------------

SURGILIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2002


                                          ASSETS                      UNAUDITED
                                                                    ------------
CURRENT ASSETS:

Cash and cash equivalents                                           $    28,667
  Cash and cash equivalents - Limited as to use                         469,234
  Accounts receivable - net of allowance for doubtful                 1,155,396
    accounts of $133,000
  Other receivables                                                     241,000
  Inventory                                                             927,453
  Notes receivable                                                       70,000
  Other current assets                                                  417,122
                                                                    ------------
           Total current assets                                       3,308,871

Property and equipment, net of accumulated depreciation                 687,166
   of $555,287

Other Assets:
   Inventory - long term                                              4,014,296
   Intangible assets, net of accumulated amortization of $271,165       625,150
                                                                    ------------
Total Assets                                                        $ 8,635,483
                                                                    ============

                      LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                             $   750,329
  Customer deposits                                                     835,334
  Current portion of long term debt                                     843,628
                                                                    ------------
           Total current liabilities                                  2,429,291
Long term debt less current installments                                123,812

Convertible debentures                                                2,432,011
Commitments and Contingencies                                                 -
Stockholders' equity:
Common stock, $0.0001 par value; 60,000,000 shares authorized;
28,925,996 issued and  28,879,861 outstanding                             2,893
Convertible Preferred stock, $0.0001 par value;
5,000,000 shares authorized, 62,000 issued and outstanding                    7
  Additional paid-in capital                                          9,256,329
  Treasury stock, at cost (46,135 shares)                              (202,094)
  Accumulated deficit                                                (5,406,766)
                                                                    ------------
           Total stockholders' equity                                 3,650,369
                                                                    ------------
Total Liabilities and Stockholders Equity                           $ 8,635,483
                                                                    ============

See accompanying notes to condensed consolidated financial statements.

     SURGILIGHT, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
--------------------------------------------------------------------------------


                                                      UNAUDITED      UNAUDITED     UNAUDITED     UNAUDITED
                                                        THREE MONTHS ENDED            NINE MONTHS ENDED
                                                       SEPT. 30,      SEPT. 30,     SEPT. 30,     SEPT. 30,
                                                          2002          2001         2002          2001
                                                      ------------  ------------  -----------  ------------
  REVENUES                                            $   598,838   $   801,341   $ 3,101,128  $ 1,964,341

  COST OF REVENUES                                         76,768       322,583       405,147      562,583
                                                      ------------  ------------  -----------  ------------

        Gross profit                                      522,070       478,758     2,695,981    1,401,758

  SELLING, GENERAL, AND
             ADMINISTRATIVE EXPENSES:
    Advertising and selling                                42,346        24,728       176,080       77,807
    Professional fees                                      64,514       266,318       340,386      617,726
    Salaries and benefits                                 270,370       296,994       821,242      716,817
    Depreciation and amortization                          77,165       873,697       307,326    1,155,273
    Administrative and other                              155,419       482,157       547,689      721,270
                                                      ------------  ------------  -----------  ------------

        Total selling, general, and admin. expenses       609,814     1,943,894     2,192,723    3,288,893
                                                      ------------  ------------  -----------  ------------

             Operating income (loss)                      (87,744)   (1,465,136)      503,258   (1,887,135)

  Interest expense (income), net                           18,308       109,149        54,493      101,150
  Gain on sale of asset                                    16,434             -       228,889            -
                                                      ------------  ------------  -----------  ------------

  Net income (loss)                                   $   (89,618)  $(1,574,285)  $   677,654  $(1,988,285)
                                                      ============  ============  ===========  ============

  Net Income (Loss) Per Share - Basic                       (0.00)        (0.07)         0.02        (0.09)
                                                      ============  ============  ===========  ============

  Net income (loss)per share - Diluted                      (0.00)        (0.07)         0.02        (0.09)
                                                      ============  ============  ===========  ============

  Weighted average shares used in calulating
  (income) loss per share - Basic                      28,985,539    22,672,940    28,741,962   21,994,313

  Weighted average shares used in calulating
  (income) loss per share - Diluted                    34,111,061    22,672,940    32,977,478   21,994,313



     See accompanying notes to condensed consolidated financial statements.

SURGILIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

                                                                NINE MONTHS ENDED
                                                              SEPT. 30     SEPT. 30
                                                               2002          2001
                                                           ------------  ------------
Cash flows from operating activities:
     Net income (loss)                                     $   677,654   $(1,988,285)
     Adjustments to reconcile net income (loss) to net
       cash used in operating activities:
  Depreciation                                                 228,531     1,155,273
  Amortization                                                  78,795             -
  Gain on disposal of equipment                               (228,889)            -
  Net issuance of stock in non-cash transactions               236,029        19,984
  Provision for Doubtful Accounts                                    -       (48,268)

       Change in assets and liabilities:
  Receivables                                               (1,163,704)      236,037
  Inventories                                                  101,686      (273,309)
  Other assets and liabilities                                (136,356)   (1,423,932)
                                                           ------------  ------------
    Net cash used in
         operating activities                                 (206,254)   (2,322,500)

Cash flows from investing activities:
     Notes receivable                                                -        95,235
     Purchases of equipment                                    (13,440)      (54,601)
     Proceeds from sale of laser equipment                     332,000             -
     Payments for patents                                            -       (22,000)
                                                           ------------  ------------
    Net cash provided by investing activities                  318,560        18,634

Cash flows from financing activities:
     Proceeds from long-term debt                                    -       700,493
     Repayment of notes payable                                (98,132)            -
     Proceeds from sale of stock                                     -       105,970
     Purchase of treasury stock                                      -        (5,287)
     Proceeds from sale of debenture                            45,655             -
                                                           ------------  ------------
    Net cash provided by financing activities                  (52,477)      801,176
                                                           ------------  ------------

Net increase (decrease) in cash                                 59,829    (1,502,690)
Cash and cash equivalents and cash and cash equivalents,
  limited as to use, beginning of period                       438,072     1,773,701
                                                           ------------  ------------
Cash and cash equivalents and cash and cash equivalents,
  limited as to use, end of period                         $   497,901   $   271,011
                                                           ============  ============

Cash paid during the year for interest                     $    54,493   $     9,000
                                                           ============  ============


See accompanying notes to condensed consolidated financial statements.

SURGILIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE PERIOD ENDED SEPT. 30, 2002
--------------------------------------------------------------------------------



                                               Common         Preferred     Additional                               Total
                                       -----------------------------------   Paid-in    Accumulated    Treasuary  Stockholders'
                                        Shares    Amount   Shares  Amount    Capital      Deficit       Stock       Equity
                                      ----------  -------  ------  -------  ----------  ------------  ----------  ----------
Balance at December 31, 2001,
     as previously reported           27,883,713  $ 2,789  62,000  $     7  $9,020,403  $(5,108,408)  $(202,094)  $2,362,697
Prior Period Adjustment (see Note 4)           -        -       -        -           -     (975,000)          -            -
                                      ----------  -------  ------  -------  ----------  ------------  ----------  ----------
Balance at December 31, 2001,
     as adjusted                      27,883,713    2,789  62,000        7   9,020,403   (6,084,420)   (202,094)   2,362,697
Net Issuance of stock in non-cash
     transactions                      1,042,283      104       -        -     235,925            -           -      236,029
    Net Income (Loss)                          -        -       -        -           -      677,654           -      677,654
                                      ----------  -------  ------  -------  ----------  ------------  ----------  ----------
BALANCE AT SEPT. 30, 2002             28,925,996    2,893  62,000        7   9,256,328   (5,406,766)   (202,094)   3,650,369
                                      ==========  =======  ======  =======  ==========  ============  ==========  ==========


See accompanying notes to condensed consolidated financial statements.

SURGILIGHT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------

1.    BUSINESS AND BASIS OF PRESENTATION

     SurgiLight, Inc., and its wholly owned subsidiaries (Plantation Laser Eye Center, "Plantation" and American Medical Laser Services, Inc., "AMSLI," collectively known as the Company or SurgiLight) design, manufacture and sell ophthalmic lasers and related products and service based on its own and licensed intellectual property, primarily for use in refractive and presbyopia procedures. The Company operates a laser vision correction center in Plantation, Florida, and a mobile cosmetic laser company that provides services throughout all of south Florida.

     The manager and former owner of AMSLI is alleging a breach of contract for the Company's alleged failure to pay up to $1 million of working capital. This dispute could effect the Company's ability to control AMSLI if found to have merit as the manager claims, as a result of the dispute, that he owns 55% of AMSLI. The Company, based on advice of legal counsel, believes that AMSLI is a wholly owned subsidiary and, accordingly has consolidated the accounts of AMSLI in its financial statements. The cash held in AMSLI bank accounts has been classified as limited to use because the manager is not granting the Company access to the cash accounts pending the outcome of the dispute. At September 30, 2002 the assets of AMSLI were as follows:
     Cash, $469,234; Accounts Receivable, $117,000; Net Machinery and Equipment, $158,000; Intangible Assets, $96,000, and Net Assets, $781,362. The quarterly Revenue was $201,888 and Operating Income was $71,564. The
     Company does not have free access to all of the records of AMSLI and therefore the figures presented are derived from available data that was provided by AMSLI.

     The accompanying unaudited condensed consolidated financial statements of SurgiLight, Inc., and its wholly owned subsidiaries have been prepared in accordance with generally accepted accounting principles for interim financial information in response to the requirements of Article 10 of Regulation S-X and the instructions of Form 10-QSB. Accordingly, they do not contain all of the information and footnotes required by accounting principles generally accepted in the United States of America. Assuming the dispute with AMSLI is resolved as expected by management and legal counsel, management believes the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial position and the results of its operations and its cash flows for the interim periods presented. These financial statements should be read in conjunction with the audited financial statements as of December 31, 2001 and 2000, including the notes thereto, and the other information included in the Company's filing on Form 10-KSB, which was filed with the Securities and Exchange Commission, SEC, on April 13, 2002. The 10-KSB was refiled in its entirety on April 29, 2002 to correct certain errors in the original 10-KSB filing and to revise certain of the disclosures contained in such original filing. The following discussion may contain forward looking statements which are subject to the risk factors set forth in "Risks and Uncertainties" as stated in Item 2 of this filing. Operating results for the interim periods presented are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2002.

     ACQUISITIONS AND DISPOSITIONS - Effective January 1, 2000, the Company sold 55% of its interest in the net assets of AMLSI in exchange for 1,260,000 shares of the Company's common stock. The shares were subsequently cancelled. In the third quarter of 2000, the Company entered into an agreement with AMLSI to reacquire the 55% interest in exchange for 26,000 shares of common stock. At the date of purchase, the fair market value of the stock issued in connection with the repurchase amounted to approximately $200,000. The Company reacquired the AMLSI cosmetic mobile center to diversify its technology as it moved into the Regulatory phase of its technology development.

     On January 1, 2000, the Company sold 85% of its interest in EMX for approximately $500,000. On August 29, 2002 the Company and EMX entered into an agreement whereby the Company would exchange its remaining 150,000 shares of EMX stock in exchange for the 91,300 shares of Company stock held by EMX. As a result of the stock exchange, neither the Company nor EMX would hold any further financial or administrative interest in the other entity. In addition, EMX agreed to pay the Company an amount equal to fifteen percent (15%) of its Net Profit for each of the 2003 and 2004 calendar years. The Company recorded a gain on the exchange of $16,434.

     In October 2000, the Company acquired the inventory and technology of the ophthalmic laser division of Premier Laser Systems ("Premier"). The main component of this inventory and technology is an infrared laser, which is now the product supporting the core business of the Company's lasers in Presbyopia medical trials. The inventory consisted of Raw Materials and Finished Goods laser systems. The purchase price, including legal fees of $20,000, was $3,745,000 and was allocated as follows: $2,800,000 to inventory, and $945,000 to intangible assets consisting of technology, patents and FDA approval costs. In June 2001, the Company reevaluated the intangible assets and $600,000 was reallocated to inventory. On December 26, 2001, the Company acquired several additional technologies including two diode systems and approximately $3 million in additional inventory of the infrared erbium lasers for $1.7 million, consisting of $350,000 in cash and $1,350,000 payable in common stock between December, 2001 and July, 2002. Colette Cozean, Ph.D. a Director and Chairwoman of the Board, founded Premier and served in many capacities for that company from 1991 to 1999. Premier currently owes Dr. Cozean approximately $120,000 for severance, life insurance, expenses and salary. Premier also owes Dr. Cozean up to $190,000 as a commission from sale of Premier assets of which $130,000 is from the second acquisition of assets by SurgiLight.

     SALE OF EXCIMER LASER SYSTEMS - In February 2002, the Company signed an agreement with TAO Enterprises, an entity owned by Dr. J. T. Lin, who was also an employee and director of the Company, to sell to TAO all of the assets and business of the Company's international laser surgery centers and corresponding Excimer laser technologies. This sale included the assumption by TAO of the obligations under the FDA consent decree, as those obligations relate solely to Excimer and UV laser technologies for corneal shaping and not the Company's current technology focus on Infrared lasers to treat Presbyopia. ). TAO paid $332,000 for the assets, with an additional $50,000 to be based on clinical revenues.

2.   COMMITMENTS AND CONTINGENCIES

     DEBENTURE - In November 2000, the Company entered into a convertible debenture agreement with Global Yield Fund Limited (GEM) consisting of 3% debentures maturing in November 2003 plus 200,000 warrants. Debentures are convertible at the lesser of $7.50 per share or 100% of the average of the three lowest closing bid prices during the 30-day period prior to conversion. The Company received $3 million less fees of approximately $100,000. The Company also put into escrow 2,150,000 shares pursuant to the agreement.

     On February 13, 2002, the Company entered into a convertible debenture agreement with Knobbe, Marten, Olsen & Bear, L.L.P. for the issuance of a convertible debenture in the principal amount of Six Hundred and Ten Thousand Dollars ($610,000); GAM Laser, Inc. for the issuance of a convertible debenture in the principal amount of Seventy Five Thousand Dollars ($75,000); and McClane Tessitore for the issuance of a convertible debenture in the principal amount of Seventy Three Thousand Five Hundred Dollars ($73,500). None of these debentures accrues any interest and each matures on December 31, 2002. Also, each of these debentures is convertible at any time prior to maturity into shares of the Company's common stock. On February 14, 2002, the Company filed a registration statement on Form SB-2 with respect to the shares of the common stock underlying these debentures. The Form SB-2 has not yet been declared effective.

     A significant number of shares of the Company's common stock would be issued, resulting in substantial dilution, if the debentures were to be fully converted. The Company has proposed an agreement with GEM, contingent on the Company obtaining other debt financing, to convert the balance of the convertible debenture to $1 million and a fixed eight million shares of common stock. This agreement has not yet been finalized.

     The Company's future capital requirements will depend on many factors, the scope and results of pre-clinical studies and pre-clinical trials, the cost and timing of regulatory approvals, research and development activities, establishment of manufacturing capacity, and the establishment of the marketing and sales organizations and other relationships, acquisitions or divestitures, which may either involve cash infusions or require additional cash.

     The Company is seeking additional sources of financing, which may include short- term debt, long- term debt or equity. There is no assurance that the Company will be successful in raising additional capital. However, the Company has received a commitment letter for a $10 million line-of-credit which would replace the $500,000 line-of-credit held by Merrill Lynch, which was just declared in default. The Company is in the process of negotiating a payment plan with Merrill Lynch. The Company's ability to meet its working capital needs will be dependent on the ability to sign additional distribution and licensing arrangements, achieve a positive cash flow from operations, achieve and sustain profitable operations, and / or acquire additional debt or equity capital.

     The Company is a party to legal and regulatory proceedings as discussed elsewhere in the filing.

3.   SEGMENT INFORMATION

     The Company operates two separate and distinct segments which differ in the nature of the products and services offered and the type of customer for those products and services. SurgiLight sells ophthalmic lasers in the reverse presbyopia industry while its subsidiaries, Plantation and AMSLI, operate centers for use by other professionals to perform refractive
     (non-presbyopia) and cosmetic surgeries, respectively. The operating results for those segments for the quarter ended September 30, 2002 is as follows:



                             SurgiLight   Centers  SurgiLight  Centers
                             ----------   -------  ----------  --------
                            Three Months Ended      Nine Months Ended
                             September 30, 2002     September  30, 2002
                             --------------------- --------------------
Revenues                        304,099   294,739  2,367,376  677,752
Cost of Goods Sold               30,556    46,212    325,143   24,003
Advertising and selling          41,719       627    174,608    1,472
Professional fees                64,514         0    294,026   46,359
Salaries and Benefits           174,726    95,644    625,892  195,351
Depreciation and amortization    26,325    50,840    216,999   90,327
Administrative and other         96,794    58,625    447,140  100,440
Interest Expense                  8,387     9,921     35,025   19,578
Gain on sale of assets           16,434         0    228,889        0
                             --------------------- --------------------
Net Income                     (122,488)   32,870    477,432  200,222
                             ===========  ======== ========= ==========


4.   PRIOR PERIOD ADJUSTMENT

     INVENTORY - During the second quarter of 2002, the Company discovered that errors occurred in valuing the closing inventory at December 31, 2001. The errors consisted of reporting inventory that had been previously sold in the ordinary course of business to customers resulting in an overstatement of ending inventory, and inventory that had been incorrectly valued and misclassified. The aggregate amount of the errors was $975,000. Therefore, the Company recorded a prior period adjustment for the errors and the beginning balance of retained earnings at January 1, 2002 has been adjusted for the entire amount.

5.   STOCKHOLDERS' EQUITY

     AUTHORIZED SHARES - In conjunction with the Company's reincorporation in the State of Florida, which became effective the first quarter of 2002, the Company increased authorized common stock shares from 30 million to 60 million.

     CHANGES IN SHAREHOLDERS' EQUITY - The following highlight the changes in shareholders' equity during the third quarter:

     On August 29th, 91,300 shares were returned to the Company as treasury stock as part of the EMX dissolution.

     In May 2002, the Company issued stock options to employees and members of the Board of Directors (elected by shareholders) to acquire up to 1,200,000 shares of the Company's common stock. The options vest over a three-year period and are exercisable at approximately .27 cents per share.

     EARNINGS PER SHARE - The following potentially dilutive securities were used to calculate fully diluted earning per share:

     GEM  Debenture  options  exercised            200,000  shares
     Knobbe  Debenture  converted                3,588,235  shares
     GAM  Laser  Debenture  converted              441,176  shares
     McClane  Debenture  converted                 432,353  shares
     Convertible  Preferred  stock                 429,000  shares

6.   RELATED PARTY TRANSACTIONS

     SALE OF EXCIMER LASER SYSTEMS - In February 2002, the Company signed an agreement with TAO Enterprises, an entity owned by Dr. J. T. Lin, who was also an employee and director of the Company, to sell to TAO all of the assets and business of the Company's international laser surgery centers and corresponding Excimer laser technologies. This sale included the assumption by TAO of the obligations under the FDA consent decree, as those obligations relate solely to Excimer and UV laser technologies for corneal shaping and not the Company's current technology focus on Infrared lasers to treat Presbyopia. ). TAO paid $332,000 for the assets, with an additional $50,000 to be based on clinical fees.

     PREMIER LASER SYSTEMS - Colette Cozean, Ph.D. a Director and Chairwoman of the Board, founded Premier and served in many capacities for that company from 1991 to 1999. Premier currently owes Dr. Cozean approximately $120,000 for severance, life insurance, expenses and salary. Premier also owes Dr. Cozean up to $190,000 as a commission from sale of Premier assets of which $130,000 is from the second acquisition of assets by SurgiLight.

     DIRECTORS' LOANS MADE TO THE COMPANY - During October 2002, CEO Colette Cozean and CFO Stuart Michelson each loaned the Company $20,000 which was used to fund a portion of the closing costs on the Company's current debt refinancing. UCC forms were filed to secure these loans as well as other unpaid fess due these Directors.


                                SURGILIGHT, INC.

                                 Balance Sheets

                           December 31, 2001 and 2000

                                     Assets
                                   ----------
                                                                                         2001                     2000
                                                                                   -----------------        -----------------
Current assets:
      Cash                                                                                $ 438,072                1,773,701
      Accounts receivable, less allowances for doubtful accounts
         of $133,000 and $90,000                                                            302,691                  533,156
      Inventories (note 5)                                                                2,004,139                4,329,599
      Notes receivable (note 6)                                                             105,000                  246,000
      Other current assets                                                                  271,242                        -
                                                                                   -----------------        -----------------

            Total current assets                                                          3,121,144                6,882,456

Property and equipment, net of accumulated depreciation
      of $1,940,488 and $704,445 (note 7)                                                 1,107,749                1,845,257

Other assets:
      Inventories (note 5)                                                                4,014,296                        -
      Deposit                                                                                     -                   84,866
      Intangible assets, net of accumulated amortization
         of $282,446 and $84,226                                                            704,125                  730,305
      Investment in subsidiary (note 2)                                                           -                    5,000
                                                                                   -----------------        -----------------

            Total assets                                                                 $8,947,314               $9,547,884
                                                                                   =================        =================

                      Liabilities and Stockholders' Equity
                     -------------------------------------
Current liabilities:
      Accounts payable and accrued expenses                                              $1,403,175               $2,520,707
      Customer deposits                                                                     438,333                        -
      Current portion of long-term debt (note 8)                                            819,202                   47,671
                                                                                   -----------------        -----------------

            Total current liabilities                                                     2,660,710                2,568,378

Long-term debt less current installments (note 8)                                            96,241                  115,111
                                                                                   -----------------        -----------------

            Total liabilities                                                             2,756,951                2,683,489

Convertible debentures (note 8)                                                           2,477,666                2,688,880

Stockholders' equity:
      Common stock, $0.0001 par value; 30,000,000 shares
         authorized; 27,883,713 and 21,579,419 issued and outstanding                         2,789                    2,158
      Preferred stock, $0.0001 par value; 5,000,000 shares
         authorized; 62,000 issued and outstanding                                                7                        -
      Additional paid in capital                                                          9,020,420                6,772,378
      Treasury stock, 46,135 and 43,135 shares at cost                                     (202,111)                (196,824)
      Accumulated deficit                                                                (5,083,408)              (2,402,197)
                                                                                   -----------------        -----------------

            Total stockholders' equity                                                    3,737,697                4,175,515
                                                                                   -----------------        -----------------

            Total liabilities and stockholders' equity                                   $8,972,314                9,547,884
                                                                                   =================        =================
See accompanying notes to financial statements.

                                       2

                                SURGILIGHT, INC.

                            Statements of Operations

                         Years Ended December 31, 2001 and 2000


                                                                                               2001                 2000
                                                                                         -----------------     ----------------

Revenue:

      Sales and lease equipment                                                               $ 1,024,400            1,064,413
     Surgical center fees                                                                       2,045,868            2,094,018
     Other                                                                                         79,708              105,404
                                                                                         -----------------     ----------------
                                                                                                3,149,976            3,263,835

Cost of Sales                                                                                     644,297              933,383
                                                                                         -----------------     ----------------

               Gross profit                                                                     2,505,679            2,330,452

General and administrative expenses:
     Salaries and benefits                                                                        958,034              531,226
     Advertising and selling                                                                      136,728               83,092
     Other administrative                                                                       1,285,035            1,501,829
     Professional fees                                                                          1,256,412              112,508
     Depreciation                                                                               1,214,905              287,434
     Amortization                                                                                 186,323               20,833
                                                                                         -----------------     ----------------
                                                                                                5,037,437            2,536,922

               Operating income (loss)                                                         (2,531,758)            (206,470)

Other income/expenses
     Interest income                                                                               19,137               43,134
     Interest expense                                                                            (168,590)             (28,672)
                                                                                         -----------------     ----------------

               Net income (loss) before income taxes                                           (2,681,211)            (192,008)

     Income tax expense (note 9)                                                                        -                    -
                                                                                         -----------------     ----------------

               Net income (loss)                                                             $ (2,681,211)            (192,008)
                                                                                         =================     ================

  Net income (loss) per share:
               Basic                                                                                (0.12)               (0.01)
                                                                                         =================     ================

               Diluted                                                                              (0.12)               (0.01)
                                                                                         =================     ================

     Weighted average number of shares outstanding                                             23,155,492           21,596,890
                                                                                         =================     ================


See accompanying notes to financial statements.

                                                    SURGILIGHT, INC.

                                                Statements of Cash Flows

                                         Years ended December 31, 2001 and 2000

                                                                                         2001                  2000
                                                                                   -----------------      ----------------
Cash flows from operating activities:
     Net income (loss)                                                                 $ (2,681,211)             (192,008)
     Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities:
         Depreciation                                                                     1,214,905               287,434
         Amortization                                                                       186,323                20,833
         Gain on disposal of equipment                                                      (22,428)                    -
         Stock issued for services                                                           47,000                     -
     Increase (decrease) in assets and liabilities, net
       of business acquisitions and dispositions
         Receivables                                                                        205,465              (185,480)
         Inventories                                                                       (491,234)           (3,492,110)
         Other assets                                                                      (271,242)             (478,880)
         Deposits                                                                            84,866               (57,500)
         Accounts payable                                                                  (575,746)            2,189,189
         Customer deposits                                                                  438,333                     -
                                                                                   -----------------      ----------------

              Net cash used in operating activities                                      (1,864,969)           (1,908,522)
                                                                                   -----------------      ----------------

Cash flows from investing activities:
     Notes receivable                                                                       141,000              (246,000)
     Purchases of equipment                                                                (454,969)             (519,065)
     Payments for patents                                                                   (30,000)                    -
                                                                                   -----------------      ----------------

              Net cash used in investing activities                                        (343,969)             (765,065)
                                                                                   -----------------      ----------------

Cash flows from financing activities:
     Proceeds from long-term debt                                                           847,651                15,361
     Repayment of long-term debt                                                            (94,990)             (154,843)
     Loans from shareholders                                                                      -               (26,000)
     Proceeds from sale of stock                                                            125,935             1,232,000
     Purchase of treasury stock                                                              (5,287)             (196,824)
     Proceeds from sale of debenture                                                              -             3,000,000
                                                                                   -----------------      ----------------

              Net cash provided by financing activities                                     873,309             3,869,694
                                                                                   -----------------      ----------------

Net increase (decrease) in cash                                                          (1,335,629)            1,196,107

Cash, beginning of year                                                                   1,773,701               577,594
                                                                                   -----------------      ----------------

Cash, end of year                                                                           438,072             1,773,701
                                                                                   =================      ================

Cash paid during the year for interest                                                    $ 107,109                33,323
                                                                                   =================      ================

Noncash financing activities and supplemental information:
     During the years ended December 31, 2001 and 2000, $770,868 and $311,120, respectively, of debentures were converted into shares of the Company's common stock.

See accompanying notes to financial statements.

                                       4

                                SURGILIGHT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     Years ended December 31, 2001 and 2000

                                                      COMMON STOCK    PREFERRED STOCK
                                                 --------------------  --------------  PAID-IN   TREASURY   DEFERRED    ACCUMULATED
                                                   SHARES     AMOUNT   SHARES  AMOUNT  CAPITAL    STOCK   COMPENSATION   DEFICIT
                                                 -----------  -------  ------- ------ ---------  ---------  ---------  -----------

Balances at December 31, 1999                    22,800,000   $2,280       -      -  5,109,136          -           -   2,210,189)

Sale of common stock - private placement            110,000       11        -     -  1,231,989          -           -           -
Sale of interest in AMTI                                  -        -        -     -          -    (50,000)          -           -
Sale of interest in EMX                                   -        -        -     -          -    (30,000)          -           -
Cancellation of treasury shares                  (1,420,000)    (142)       -     -    (79,858)    80,000           -           -
Purchase of common stock                                  -        -        -     -          -   (196,824)          -           -
Common stock returned and cancelled                 (26,000)      (2)       -     -          2          -           -           -
Repurchase of interest in AMTI                       26,000        2        -     -    199,998          -           -           -
Net loss                                                  -        -        -     -          -          -           -    (192,008)
Conversion of debenture                              89,419        9        -     -    311,111          -           -           -
                                                 -----------  -------  -------    -  ----------  ---------  ---------  -----------

Balances at December 31, 2000                    21,579,419   $2,158        -     -  6,772,378   (196,824)          -  (2,402,197)
                                                 ===========  =======  =======    =  ==========  =========  =========  ===========

Stock issued for services                           192,833       20        -     -     46,980          -           -           -
Sale of common stock - private placement             50,880        5        -     -     32,929          -           -           -
Sale of preferred stock - private placement               -        -   62,000     7     92,994          -           -           -
Conversion of debentures                          2,055,289      205        -     -    770,663          -           -           -
Purchase of common stock                                  -        -        -     -          -     (5,287)          -           -
Escrow common stock subscribed                    4,005,292      401     (401)    -          -          -           -
Accrued stock compensation                                -        -        -     -          -          -   1,304,476           -
Net loss                                                  -        -        -     -          -          -           -  (2,681,211)
                                                 -----------  -------  -------    -  ----------  ---------  ---------  -----------

Balances at December 31, 2001                    27,883,713   $2,789   62,000     7  7,715,543   (202,111)  1,304,476  (5,083,408)
                                                 ===========  =======  =======    =  ==========  =========  =========  ===========

                                             TOTAL STOCKHOLDERS'
                                                   EQUITY
                                              ----------------
Balances at December 31, 1999                     2,901,227

Sale of common stock - private placement          1,232,000
Sale of interest in AMTI                            (50,000)
Sale of interest in EMX                             (30,000)
Cancellation of treasury shares                           -
Purchase of common stock                           (196,824)
Common stock returned and cancelled                       -
Repurchase of interest in AMTI                      200,000
Net loss                                           (192,008)
Conversion of debenture                             311,120
                                                 -----------

Balances at December 31, 2000                     4,175,515
                                                 ===========

Stock issued for services                            47,000
Sale of common stock - private placement             32,934
Sale of preferred stock - private placement          93,001
Conversion of debentures                            770,868
Purchase of common stock                             (5,287)
Escrow common stock subscribed
Accrued stock compensation                        1,304,476
Net loss                                         (2,681,211)
                                                 -----------

Balances at December 31, 2001                     3,737,296
                                                 ===========

See accompanying notes to financial statements.
                                        5

                                SURGILIGHT, INC.

                        Consolidated Financial Statements


                           December 31, 2001 and 2000

                          Independent Auditors' Report



To the Board of Directors and Stockholders of SurgiLight, Inc.

We have audited the accompanying consolidated balance sheets of SurgiLight, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SurgiLight, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, respectively, in conformity with accounting principles generally accepted in the United States of America.


/s/  Parks, Tschopp, Whitcomb & Orr, P.A.


March 19, 2002
Maitland, Florida

                                SURGILIGHT, INC.

                          Notes to Financial Statements

                            December 31, 2001and 2000



(1) Organization and Summary of Significant Accounting Policies
    -----------------------------------------------------------

  (a) Organization
      ------------

     SurgiLight, Inc. (SLI or the Company) and its wholly-owned subsidiaries, Advanced Medical Laser Services, Inc. (AMLI) and EMX, Inc. develop, manufacturer and sell ophthalmic lasers and related products primarily for use in photorefractive keratectomy (PRK) and laser in-situkeratomileusis (LASIK) procedures. The Company also operates a laser vision correction center in Plantation, Florida.

     MAS Acquisition Corp. was incorporated in Delaware on July 31, 1996.

     SurgiLight, Inc. was incorporated under the laws of the State of Florida in October 1998.

     On March 31, 1999, SLI agreed to exchange shares with MAS Acquisition Corp., a Delaware public company. Accordingly, SLI exchanged 10,394,330 shares of the company stock for 10,394,330 shares of MAS Acquisition Corp. stock in a business combination accounted for as a reverse acquisition. During the period MAS Acquisition Corp. was in existence, prior to the reverse acquisition, its only activity was to raise equity capital. For accounting purposes, the reverse acquisition is reflected as if SLI issued its stock (10,394,330 shares) for the net assets of MAS Acquisition Corp. The nets assets of MAS Acquisition Corp. were not adjusted in connection with the reverse acquisition since they were monetary in nature. Coincident with the reverse acquisition, MAS changed its name to SurgiLight, Inc.

 (b) Basis of Presentation
     ---------------------

     The consolidated  financial  statements include the accounts of the Company
     and  its   subsidiaries.   All   significant   intercompany   balances  and
     transactions have been eliminated in consolidation.

 (c) Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                    (Continued)

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(1)  Organization and Summary of Significant Accounting Policies - (Continued)
     -------------------------------------------------------------------------

(d)  Cash and Cash Equivalents
     -------------------------

     For financial reporting purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

(e)  Credit Risks
     ------------

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts and notes receivable. The Company sells its products to customers, at times extending credit for such sales. Exposure to losses on receivables is principally dependent on each customer's financial condition and their ability to generate revenue from the Company's products. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     Changes in the allowance for doubtful accounts for the years ended December 31, are as follows:

                                            2001                 2000
                                      -----------------    -----------------

         Balance at beginning of year        $ 90,000              $ 5,000
         Provision for credit losses          164,938              154,000
         Charge offs                         (121,938)             (69,000)
                                      -----------------    -----------------

         Balance at end of year             $ 133,000            $ 90,000
                                      =================    =================

 (f) Income Taxes
     ------------
     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 (g) Inventory
     ----------
     Inventory, which consists primarily of laser systems parts and components, is stated at the lower of cost or market. Cost is determined using the first-in first-out method.

                                                                   (Continued)
                                       7

                                SURGILIGHT, INC.

                          Notes to Financial Statements



(1)  Organization and Summary of Significant Accounting Policies - (Continued)
     -------------------------------------------------------------------------

 (h) Property and Equipment
     ----------------------
     Property and equipment are stated at cost. Furniture and equipment are depreciated using the straight-line method over the estimated lives (three to seven years) of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the useful life of the asset. Such depreciation and amortization is included in other general and administrative expenses on the consolidated statements of operations.

 (i) Intangible Assets
     -----------------
     Intangible assets consist of goodwill, patents and deferred loan costs. Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over estimated useful lives up to 20 years. Management evaluates the carrying value of goodwill using projected future undiscounted operating cash flows of the acquired businesses. Patents consist of the cost of acquiring certain technologies and are amortized over 5 years. Deferred loan costs are amortized over the life of the loan using the effective interest method. During 2001, the Company paid $30,000 to acquire patents.

 (j) Research and Development
     ------------------------

     Research and development costs are charged to operations in the year incurred. The cost of certain equipment used in research and development activities which have alternative uses is capitalized as equipment and depreciated using the straight-line method over the estimated lives (five to seven years) of the assets.

 (k) Product Warranty Costs
     ----------------------

     Estimated future warranty obligations related to the Company's products, typically for a period of one year, are provided by charges to operations in the period in which the related revenue is recognized.

 (l) Extended Service Contracts
     --------------------------

     The Company sells product service contracts covering periods beyond the initial warranty period. Revenues from the sale of such contracts are deferred and amortized on a straight-line basis over the life of the contracts. Service contract costs are charged to operations as incurred.


                                                                     (Continued)

                                SURGILIGHT, INC.

                          Notes to Financial Statements

(1)  Organization and Summary of Significant Accounting Policies - (Continued)
     -------------------------------------------------------------------------

 (m) Revenue Recognition
     -------------------
     The Company recognizes revenue from the sale of its products in the period that the products are shipped to its customers, title is transferred to the customer, and the right of return no longer exists. Any payments received by the customer prior to these events occurring are classified as customer deposits in the accompanying balance sheet.

     Surgical center fees are recognized as revenue as the surgery center performs procedures.

     Service revenues from consulting clients are recognized in the period that the services are provided.

 (n) Cost of Revenues
     ----------------
     Cost of revenues consists of product cost and cost of services. Product cost relates to the cost from the sale of its product in the period that the products are shipped to the customers.

     Cost of services consists of the costs related to servicing consulting clients, managing an ophthalmic practice and an ambulatory surgery center.

 (o) Earnings (Loss) per Share
     -------------------------
     Basic earnings or loss per common share are computed using the weighted average number of common shares and contingently issuable shares (to the extent that all necessary contingencies have been satisfied), if dilutive. Diluted loss per common share is computed using the weighted average number of common shares, contingently issuable shares, and common share equivalents outstanding during each period. Common share equivalents include options, warrants to purchase common stock, and convertible debentures and are included in the computation using the treasury stock method if they would have a dilutive effect. Diluted losses per share for the years ended December 31, 2000, 1999 and 1998 are the same as basic loss per share.

 (p) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of
     ------------------------------------------------------------------------
     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be

                                                                    (Continued)

                                SURGILIGHT, INC.

                          Notes to Financial Statements



(1) Organization and Summary of Significant Accounting Policies - (Continued)
    -------------------------------------------------------------------------
 (p) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of (Continued)
     -----------
     recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 (q) Stock Option Plans
     ------------------
     The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employees stock option grants made in 1995 and future years as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure pursuant to the provisions of SFAS No. 123.

 (r) Comprehensive Income
     --------------------
     The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income", on January 1, 1998. SFAS No. 130 requires companies to classify items defined as "other comprehensive income" by their nature in a financial statement and to display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the consolidated balance sheet.

 (s) Operating Segments
     ------------------
     The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", on December 31, 1998. SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in assessing performance. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers.

                                                                    (Continued)

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(1) Organization and Summary of Significant Accounting Policies - (Continued)
    ------------------------------------------------------------------------
 (t) Foreign Currency Translations
     ----------------------------
     Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than U.S. dollars are included in the results of operations as incurred.

 (u) Treasury Stock
     --------------
     In 2001, the Board of Directors authorized the repurchase on the open market, at management's direction, of up to 100,000 shares of the Company's stock during any one year. The Company's repurchase of shares of common stock are recorded as "Treasury Stock" and result in a reduction of "Stockholder's Equity."

 (v) Advertising
     ------------
     Advertising costs are expensed as incurred and amounted to $136,728 and $83,092 for the years ended December 31, 2001 and 2000, respectively.


(2)  Acquisitions and Dispositions
     ------------------------------

     Premier Laser Systems
     ---------------------
     In October 2000, the Company acquired the inventory and technology of a corporation known as Premier Laser Systems. The inventory consisted of work in process and finished goods laser systems. The purchase price, including legal fees of $20,000, was $3,745,000 and was allocated as follows:
     $3,400,000 to inventory, $345,000 to intangible assets consisting of technology, patents and FDA approval. In Decembe 2001, the Company agreed to acquire additional inventory for $1,700,000 consisting of $350,000 in cash and $1,350,000 in the Company's common stock. The $350,000 is included in accounts payable and the $1,350,000 is included in deferred compensation in the accompanying balance sheet. Both are due to be paid by the second quarter of 2002.

     AMLI
     ----
     In March 1999, the Company acquired 100% of the stock of Advanced Medical Laser Services, Inc. (AMLI) in exchange for 2,360,000 shares (post split) of the Company's common stock. The value of the acquisition was $93,511.

                                                                    (Continued)

                                SURGILIGHT, INC.

                          Notes to Financial Statements

(2)  Acquisitions and Dispositions (Continued)
     ----------------------------------------
     AMLI (Continued)
     ----------------
     Effective January 1, 2000, SurgiLight sold a 55% interest in the net assets of AMLI in exchange for 1,260,000 shares of the Company's common stock. The shares were subsequently cancelled. In the third quarter, the Company entered into an agreement to reacquire the remaining 55% interest in AMLI in exchange for 26,000 shares of common stock. At the date of purchase, the fair value of the stock issued in connection with this transaction amounted to $200,000.

     EMX
     ---
     In March 1999, the Company acquired 100% of the stock of EMX, Inc. in exchange for 230,000 shares (post split) of the Company's common stock. The value of the acquisition was $22,667. The acquisition was accounted for using the purchase method. Accordingly, EMX's results of operations are included in the Company's consolidated financial statements subsequent to the acquisition date.

     Effective January 1, 2000, SurgiLight sold an 85% interest in the net assets of EMX, which were valued at $30,000, in exchange for 120,000 shares of the Company's common stock. There was no gain or loss recorded with respect to this transaction. The acquired shares were subsequently cancelled. As of December 31, 2000, the Company retained a 15% ownership interest in EMX.

     Photon Data, Inc.
     -----------------
     In February 1999, the Company acquired 100% of the stock of Photon Data, Inc. (PDI) in exchange for 8,145,000 shares of the Company's common stock. The value of the acquisition was $194,470. Photon Data, Inc. owned and operated the laser vision correction center located in Plantation, Florida. The acquisition was accounted for using the purchase method. Accordingly, Photon Data's results of operations are included in the Company's consolidated financial statements subsequent to the acquisition date.

(3)  Common Stock
     -------------
     During 2001, the Company issued 192,383 shares of common stock in exchange for legal services valued at $47,000. The value was determined based on the value of the services performed.

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(4)  Intangible Assets
     -----------------
     Intangible assets consist of the following at December 31,:


                                        2001                 2000
                                   ----------------    -----------------

    Goodwill                             $685,691            $543,651
    Patents                               180,000             150,000
    Loan cost                             120,880             120,880
                                   ----------------    -----------------

                                          986,571             814,531
    Less: accumulated depreciation       (282,446)             (84,226)
                                   ----------------    -----------------
                                         $704,125            $730,305
                                   ================    =================


(5)  Inventories
     -----------
     The components of inventories at December 31, 2001 and 2000 are summarized as follows:

                                          2001                 2000
                                   -----------------    -----------------

           Raw materials           $      1,553,766            1,167,599
           Work in progress                 310,000              550,000
           Finished goods                 4,154,669            2,567,000
                                   -----------------    -----------------
                                   $      6,018,435            4,329,599
                                   =================    =================


     The management has reclassified certain optiVision inventory to other assets to reflect anticipated sales over the next 36 months.

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(6)  Notes Receivable
     ----------------
     At December 31, 2001 and 2000 notes receivable consists of the following:

                                                                                   2001                  2000
                                                                             -----------------      ----------------

     Two notes receivable from an individual with interest at 14% and due March
     20, 2001. The two notes are collateralized by 60,000 shares of Company stock held by the Company.
                                                                                     $ 80,000               140,000

     Unsecured note receivable from an employee with interest at 14%, payable at
     $8,000 per month through October 2000.
                                                                                         -                   40,000

     Unsecured note receivable with interest at 10%, payable at $1,000 per month, with entire balance payable no later than August 31, 2002.
                                                                                        -                    10,000

     Note  receivable from an individual with interest at 10% and due March
     25, 2001.                                                                          -                    56,000

     Note  receivable  from an individual with interest at 10% and due June
     20, 2002.                                                                         25,000                 -
                                                                             -----------------      ----------------

                       Total                                                        $ 105,000               246,000
                                                                             =================      ================




                                SURGILIGHT, INC.

                          Notes to Financial Statements


(7)  Property and Equipment
     ----------------------
     Property and equipment at December 31, are as follows:

                                                        Estimated
                                                      Useful Lives                2001                   2000
                                                                           -------------------     ------------------

Laser equipment in remote locations                         3                     $1,819,425             1,819,225
Laser equipment                                             7                        878,443               429,190
Furniture and equipment                                     7                        116,664               105,966
Laboratory equipment                                        7                        155,956               151,118
Vehicles                                                    5                         77,749                44,203
                                                                           -------------------     ------------------
                                                                                    3,048,237             2,549,702
                                                                                  (1,940,488)              (704,445)
                                                                           -------------------     ------------------
                                                                                  $1,107,749             1,845,257
                                                                           ===================     ==================

     Depreciation expense amounts to $1,214,905 and $287,434 for the years ended
     December 31, 2001 and 2000, respectively.


                                       15

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(8)  Notes Payable and Convertible Debenture
     ----------------------------------------
     Notes payable consist of the following at December 31,:

                                                                                             2001                 2000
                                                                                        ----------------       ------------
    Notes payable to finance company, due in monthly installments of $838 including interest at 13% through December 2003. Collateralized by vehicles with a net
        book value of $77,749.                                                                 $ 30,678             13,347

    Notes payable to equipment finance company, due in monthly installments of
        $1,555 including interest at 8.3% through January 2003. Collateralized by laser equipment with a net book value of $37,100.
                                                                                                 21,019             39,597

    Notes payable to equipment finance company, due in monthly installments of
        $2,788, including interest at 6.2% through 2004. Collateralized by laser equipment with a net book value of $69,679
                                                                                                 92,427            109,838

    Notes payable to equipment finance company, due in monthly installments of
        $1,404, including interest at 11.8% through January 2004. Collateralized by laser equipment with a net book value of $29,526.
                                                                                                 30,988              -

    Notes payable to investment bank. Interest payable monthly at a variable rate of 30-day commercial paper plus 3.15% (4.937 at December 31, 2001).
        Due on March 31, 2002. Collateralized by all assets.
                                                                                                500,000              -

    Notes payable to Equipment Finance Company, due in monthly installments of
        $5,057 including interest at 11.5% through April 2004. Collateralized by laser equipment with a net book value of $132,871.
                                                                                                123,650              -

    Notes payable to Equipment Finance Company, due in monthly installments of
        $4,382, including interest at 15.8% through December 2004.
        Collateralized by laser equipment with a net book value of $116,584.
                                                                                                116,681              -
                                                                                        ----------------       ------------

    Total long-term debt                                                                        915,443            162,782

    Less current portion                                                                       (819,202)           (47,671)
                                                                                        ----------------      -------------

    Long-term debt, less current portion                                                       $ 96,241            115,111
                                                                                        ================      =============
                                       16

                                SURGILIGHT, INC.

                          Notes to Financial Statements



(8)  Notes Payable and Convertible Debenture (Continued)
     ---------------------------------------------------

     Aggregate annual maturities of long-term debt was as follows at December 31, 2001:

                    2002            $819,202
                    2003              61,650
                    2004              34,591

     Convertible debentures consist of the following at December 31,:

                                                                                          2001                   2000
                                                                                   -------------------     -----------------
    3%  debentures  convertible  at the  lesser of $7.50 per share or 125% of the average  bid  price  prior to  closing;  or at the  average  of the three
        lowest closing bid prices thirty days prior to conversion                         $ 1,935,799             2,688,880

    7% debentures convertible at the average closing bid price for the ten trading days prior to conversion. Maturing December 31, 2002.

                                                                                              541,867                     -
                                                                                   -------------------     -----------------

    Total convertible debentures                                                          $ 2,477,666             2,688,880
                                                                                   ===================     =================

(9)  Income Taxes
     -------------
     Income tax expense (benefit) attributable to income from continuing operations differed from the amount computed by applying the U.S. federal income tax rate of 34% to income (loss) from continuing operations before income taxes primarily as a result of utilization of a net operating loss carryforward, and changes in the valuation allowance.

     The Company has available net operating loss carryforwards totaling approximately $4,000,000 which expire in the year 2013.

     Realization of deferred tax assets is dependent upon generating sufficient taxable income prior to their expiration. Management believes that there is a risk that certain of these deferred tax assets may expire unused and, accordingly, has established a valuation allowance against them.


(10) Net Income Per Share
     ---------------------
     Net income per share is based on the weighted average shares outstanding of 23,155,492 and 21,596,890 at December 31, 2001 and 2000, respectively.

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(11) Geographic Information
     ----------------------
     The following table presents the Company's revenues and long-lived assets by geographic area for the years ended December 31, 2001 and 2000. The individual countries shown generated significant revenues for at least one of the years presented:

                                           2001                  2000
                                      -----------------    -----------------
Geographic area:
     Revenue:
         China                              $ 186,356               486,717
         Canada                               328,000
                                                                       -
         Viet Nam                             245,098               221,300
         Iran                                       -               252,000
         Korea                                215,000                42,000
         Japan                                245,000
                                                                       -
         United States                      1,930,522             2,261,818
                                      -----------------     ----------------
                                           $3,149,976             3,263,835
                                      =================     ================

                                             2001                2000
                                      -------------------    ---------------
      Assets:
         China                             $1,256,160             1,255,960
         Venezuela                            190,000               190,000
         Viet Nam                              82,065                82,065
         Egypt                                 65,600                65,600
         Brazil                                50,000                50,000
         Argentina                            110,000               110,000
         Korea                                 65,600                65,600
                                      -----------------     -----------------
                                           $1,819,425             1,819,225
         Less accumulated depreciation     (1,558,971)             (573,897)
                                      -----------------     -----------------
         Net book value                     $ 260,454             1,245,328
                                      =================     =================

     All other long-lived assets are located in the United States.

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(12) Commitments and Contingencies - Lease Obligations
     --------------------------------------------------
     The Company leases office space under operating lease arrangement.

     Future minimum payments under this non-cancelable operating lease as of December 31, 2001, are approximated as follows:

                                      2002                      $ 144,000
                                      2003                        146,000
                                      2004                        148,000
                                      2005                        150,000

     Rent expense during the years ended December 31, 2001 and 2000 were approximately $160,000 and $140,000, respectively.

(13) Stock Split
     -----------
     In January 2000, the Company effected a 2 for 1 stock split for shareholders of record as of January 25, 2000. Accordingly, all share and per share information has been adjusted retroactively.


(14) Research and Development
     ------------------------
     For the years ended December 31, 2001 or 2000, research and development and clinical trial costs amount to approximately $204,000 and $302,000, respectively, and have been included as general and administrative expenses in the accompanying statement of operations.

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(15) Recent Accounting Pronouncements
     --------------------------------
     In June 2001, the FASB issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations and supercedes Accounting Principles Board (APB) Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Proacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this statement are to be accounted for using one method: the purchase method. The provisions of this statement apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. Adoption of this statement is not expected to have a significant impact on the financial position or results of operations of the Company.

     In June 2001, the Financial Accounting Standards Board (FASB) approved SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires companies to cease amortizing goodwill and other intangible assets with indefinite lives after December 31, 2001. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The Company expects that the impact to 2002 net income associated with the discontinuation of the amortization of goodwill to be a pre-tax increase of approximately $35,000. The Company has not completed our initial assessment of goodwill impairment. Upon adoption of this standard, any resulting impairment charges recorded may have a material impact on our results of operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The statement provides accounting and reporting standards for recognizing the cost associated with obligations related to the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the asset's useful life. Any subsequent changes to the fair value of the liability will be expensed. The Company will be required to adopt this statement no later than January 1, 2003. Based on our initial assessment, the Company does not expect the adoption of this statement to have a significant impact on our financial condition or results of operations.
                                                                    (Continued)

                                SURGILIGHT, INC.

                          Notes to Financial Statements


(15) Recent Accounting Pronouncements (Continued)
     --------------------------------------------
     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and replaces the provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of Segments of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of segments of a business. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Impairment of goodwill is not included in the scope of SFAS No. 144 and will be treated in accordance with SFAS No.
     142. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. The Company is required to adopt this statement no later than January 1, 2002. Based on our current assessment, the Company does not expect the adoption of this statement to have a significant impact on our financial condition or results of operations.


(16) Commitments and Contingencies
     -----------------------------
     On December 5, 2001, the Company entered into a settlement agreement with Presby Corporation and RAS Holding Corporation regarding Presby's patent infringement lawsuit. The parties have agreed to an entry of a decree that acknowledges the validity and enforceability of Presby's patent for the treatment of Presbyopia. The Company has agreed to a one time payment to Presby. Such amount is included in accounts payable and accrued expenses in the accompanying balance sheet as of December 31, 2001. In the opinion of management, the settlement will not have a significant adverse effect on future operations of the Company. On January 31, 2002 the payment was made in accordance with the settlement agreement.

(17) Subsequent Event
     -----------------
     Subsequent to year end the Company entered into a binding letter of intent with an employee/shareholder to sell all remote location equipment at a sales price of $332,000. This equipment had a net book value of $260,254 at December 31, 2001.

                                SurgiLight, Inc.

                        2,530,000 Shares of Common Stock

                                   Prospectus

                                February 12, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Registrant's Amended and Restated Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law.

Item 25. Other Expenses of Issuance and Distribution

The Registrant estimates that the expenses payable by the Registrant in connection with this offering described in the Registration Statement will substantially as follows:



    Item                                         Amount Payable by the Company
    ----                                         -----------------------------

SEC registration Fee                                  $   500

Printing and engraving expenses                           -0-

Accounting fees and expenses                              -0-

Legal fees and Expenses                                 5,000

Miscellaneous expenses                                    -0-

         Total                                         $5,500


Item 26. Recent Sales of Unregistered Securities

During 2001, we sold to approximately 5 persons units of the Company's securities, each unit consisting of one share of Series A Convertible Preferred Stock and a warrant to purchase one-quarter share of our common stock, at a purchase price of $1.50 per unit. We issued approximately 62,000 units at a total purchase price of approximately $93,000. The Series A Convertible Preferred Stock is convertible into shares of common stock, at the option of the holder, any time after July 1, 2002 and continuing through November 30, 2003 at a conversion price equal to 85% of the average of the closing bid prices for our common stock as reported on the NASD Over-The-Counter Bulletin Board for the ten trading days immediately preceding the date of notice of conversion. The warrants are exercisable at any time after the date of issue and continuing until three years from the date of issue, at an exercise price of $1.50 per warrant (one-quarter share of common stock), which equates to a purchase price of $6.00 per share of common stock. Warrants must be exercised in full share increments of four warrants each. The units of securities were sold in reliance upon Section 4(2) of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder. We retained 100% of the proceeds from the sale of the securities, no underwriters were used and no commissions or discounts were paid in connection with the offer and sale of these securities.

    Exhibit No.     Description

-------------------- ----------------------------------------------------------------------------------------
      3.1 (1)        Articles of Incorporation of SurgiLight, Inc. as amended to date.
-------------------- ----------------------------------------------------------------------------------------

      3.2 (1)        Bylaws of SurgiLight, Inc. as amended to date.
-------------------- ----------------------------------------------------------------------------------------

      4.1 (2)        Specimen of Common Stock certificate. Specimen of Series A Preferred Stock Certificate
-------------------- ----------------------------------------------------------------------------------------

      4.2(3)         Convertible Debenture Purchase Agreement by and among GEM
                     Global Yield Fund Limited and SurgiLight, Inc., dated as of
                     June 30, 2000.
-------------------- ----------------------------------------------------------------------------------------

      4.3(3)         Convertible Debenture Due November 8, 2003.
-------------------- ----------------------------------------------------------------------------------------

      4.4(3)         Warrant to Purchase Common Stock of SurgiLight, Inc.
-------------------- ----------------------------------------------------------------------------------------

      4.5(3)         Registration Rights Agreement between SurgiLight, Inc. and
                     GEM Global Yield Fund Limited, dated as of June 30, 2000.
-------------------- ----------------------------------------------------------------------------------------

      4.6(3)         Debenture and Warrant Shares Escrow Agreement by and among
                     SurgiLight, Inc., Kaplan Gottbetter & Levenson, LLP and GEM
                     Global Yield Fund Limited, dated as of June 30, 2000.
-------------------- ----------------------------------------------------------------------------------------

      4.7(3)         Warrant to Purchase Common Stock of SurgiLight, Inc.

-------------------- ----------------------------------------------------------------------------------------

      4.8(3)         Agreement between SurgiLight, Inc. and Chai Chuan Chen,
                     dated October 12, 2000
-------------------- ----------------------------------------------------------------------------------------

      4.9(3)         Agreement between SurgiLight, Inc. and Hsueh-Yueh Chang, dated
                     October 12, 2000.
-------------------- ----------------------------------------------------------------------------------------

       5             Opinion of The Business Law Group.
-------------------- ----------------------------------------------------------------------------------------
       9(4)          Amended and Restated Voting Trust Agreement dated March 14,
                     2002 between Voting Trust Committee of SurgiLight, Inc.,
                     and Lin Family Partners, Ltd., Yuan Lin, Trustee of the Y-C
                     Irrevocable Living Trust, J.T. Lin, and Yuchin Lin.
-------------------- ----------------------------------------------------------------------------------------

      10.1(3)        Purchase and Sale Agreement by and between SurgiLight, Inc.
                     and Premier Laser Systems, Inc., dated October 17, 2000.
-------------------- ----------------------------------------------------------------------------------------

      10.2(3)        Consulting Agreement between SurgiLight, Inc. and Colette
                     Cozean, dated November 1, 2000.
-------------------- ----------------------------------------------------------------------------------------


-------------------- ----------------------------------------------------------------------------------------

      10.3(4)        Letter of Intent, dated March 14, 2002.
-------------------- ----------------------------------------------------------------------------------------

       10.4          Registrant's Form Distribution Agreement
-------------------- ----------------------------------------------------------------------------------------

       10.5          Contract Manufacturing Agreement by and between SurgiLight, Inc. and A & A Medical,
                     Inc., dated as of January 3, 2001.
-------------------- ----------------------------------------------------------------------------------------

       17(4)         J.T. Lin's letter of resignation, dated March 13, 2002.
-------------------- ----------------------------------------------------------------------------------------

        21           Subsidiaries of the Registrant
-------------------- ----------------------------------------------------------------------------------------

       23.1          Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified
                     Public Accountant.
-------------------- ----------------------------------------------------------------------------------------
       23.2          Consent of The Business Law Group (contained in Exhibit 5).
-------------------- ----------------------------------------------------------------------------------------

         (1) Incorporated by reference to exhibits of SurgiLight's Registration Statement on Form 10-SB as filed with the Securities and Exchange Commission (the "SEC") on September 16, 1998.
         (2) Incorporated by reference to Exhibit 4.1 to Form 10-KSB filed with the SEC on February 12, 1999.
         (3) Incorporated by reference to exhibits of SurgiLight's Registration Statement on Form SB-2 as filed with the SEC on February 12, 2002.
         (4) Incorporated by reference to exhibits of SurgiLight's Form 8-K as filed with the SEC on March 21, 2002.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                   SIGNATURES


In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Orlando, State of Florida on February 14, 2003.

                                      SURGILIGHT, INC.
                                      a Florida corporation

                                      By :/s/ Colette Cozean
                                          ------------------
                                              Colette Cozean

                                         Chairman of the Board; CEO, Director


                                      By :/s/  Timothy J. Shea
                                         -----------------------
                                             Timothy J. Shea
                                         President and COO


In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:


Signature and Title



By:  /s/  Joseph Allen                             Date: February 14, 2003
     -------------------

          Joseph Allen
          Director



By:  /s/  Lee Chow                                 Date: February 14, 2003
     ---------------

          Lee Chow
          Director


By:  /s/  Stuart E. Michelson                      Date: February 14, 2003
     ------------------------
          Stuart E. Michelson
          CFO, Director

By:  /s/  Lois P. (Dan) Valente                    Date: February 14, 2003
     --------------------------

          Lois P. (Dan) Valente
          Director



By:  /s/  J. S. Yuan                               Date: February 14, 2003
     ----------------------
          J. S. Yuan

          Director


By:  /s/  Robert J. Freiberg                       Date: February 14, 2003
     -----------------------

          Robert J. Freiberg
          Director


By:  /s/  Michael Galluccio                        Date: February 14, 2003
     ----------------------
          Michael Galluccio
          Director

                                  EXHIBIT INDEX

    Exhibit No.     Description


-------------------- ----------------------------------------------------------------------------------------

      3.1 (1)        Articles of Incorporation of SurgiLight, Inc. as amended to date.
-------------------- ----------------------------------------------------------------------------------------

      3.2 (1)        Bylaws of SurgiLight, Inc. as amended to date.
-------------------- ----------------------------------------------------------------------------------------

      4.1 (2)        Specimen of Common Stock certificate. Specimen of Series A Preferred Stock Certificate
-------------------- ----------------------------------------------------------------------------------------

      4.2(3)         Convertible Debenture Purchase Agreement by and among GEM
                     Global Yield Fund Limited and SurgiLight, Inc., dated as of
                     June 30, 2000.
-------------------- ----------------------------------------------------------------------------------------

      4.3(3)         Convertible Debenture Due November 8, 2003.
-------------------- ----------------------------------------------------------------------------------------

      4.4(3)         Warrant to Purchase Common Stock of SurgiLight, Inc.
-------------------- ----------------------------------------------------------------------------------------

      4.5(3)         Registration Rights Agreement between SurgiLight, Inc. and
                     GEM Global Yield Fund Limited, dated as of June 30, 2000.
-------------------- ----------------------------------------------------------------------------------------

      4.6(3)         Debenture and Warrant Shares Escrow Agreement by and among
                     SurgiLight, Inc., Kaplan Gottbetter & Levenson, LLP and GEM
                     Global Yield Fund Limited, dated as of June 30, 2000.
-------------------- ----------------------------------------------------------------------------------------

      4.7(3)         Warrant to Purchase Common Stock of SurgiLight, Inc.

-------------------- ----------------------------------------------------------------------------------------

      4.8(3)         Agreement between SurgiLight, Inc. and Chai Chuan Chen,
                     dated October 12, 2000
-------------------- ----------------------------------------------------------------------------------------

      4.9(3)         Agreement between SurgiLight, Inc. and Hsueh-Yueh Chang, dated
                     October 12, 2000.
-------------------- ----------------------------------------------------------------------------------------
       5             Opinion of The Business Law Group.
-------------------- ----------------------------------------------------------------------------------------

       9(4)          Amended and Restated Voting Trust Agreement dated March 14,
                     2002 between Voting Trust Committee of SurgiLight, Inc.,
                     and Lin Family Partners, Ltd., Yuan Lin, Trustee of the Y-C
                     Irrevocable Living Trust, J.T. Lin, and Yuchin Lin.
-------------------- ----------------------------------------------------------------------------------------

      10.1(3)        Purchase and Sale Agreement by and between SurgiLight, Inc.
                     and Premier Laser Systems, Inc., dated October 17, 2000.
-------------------- ----------------------------------------------------------------------------------------

      10.2(3)        Consulting Agreement between SurgiLight, Inc. and Colette
                     Cozean, dated November 1, 2000.
-------------------- ----------------------------------------------------------------------------------------

      10.3(4)        Letter of Intent, dated March 14, 2002.
-------------------- ----------------------------------------------------------------------------------------

      10.4           Registrant's Form Distribution Agreement
-------------------- ----------------------------------------------------------------------------------------


-------------------- ----------------------------------------------------------------------------------------
       10.5          Contract Manufacturing Agreement by and between SurgiLight, Inc. and A & A Medical,
                     Inc., dated as of January 3, 2001.
-------------------- ----------------------------------------------------------------------------------------

       17(4)         J.T. Lin's letter of resignation, dated March 13, 2002.
-------------------- ----------------------------------------------------------------------------------------

        21           Subsidiaries of the Registrant
-------------------- ----------------------------------------------------------------------------------------
       23.1          Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified
                     Public Accountant.
-------------------- ----------------------------------------------------------------------------------------
       23.2         Consent of The Business Law Group (contained in Exhibit 5).
-------------------- ----------------------------------------------------------------------------------------


(1) Incorporated by reference to exhibits of SurgiLight's Registration Statement on Form 10-SB as filed with the Securities and Exchange Commission (the "SEC") on September 16, 1998.
(2) Incorporated by reference to Exhibit 4.1 to Form 10-KSB filed with the SEC on February 12, 1999.
(3) Incorporated by reference to exhibits of SurgiLight's Registration Statement on Form SB-2 as filed with the SEC on February 12, 2002.
(4) Incorporated by reference to exhibits of SurgiLight's Form 8-K as filed with the SEC on March 21, 2002.